Exhibit 10.3

CREDIT AGREEMENT

by and among

HUFFY CORPORATION,

ROYCE UNION BICYCLE COMPANY,

HUFFY SERVICE FIRST, INC.,

AMERICAN SPORTS DESIGN COMPANY,

and

WASHINGTON INVENTORY SERVICE

as Borrowers

KEYBANK NATIONAL ASSOCIATION,

BANK ONE, N.A.,

BANK OF AMERICA, N.A.,

FIFTH THIRD BANK, WESTERN OHIO,

NATIONAL CITY BANK

and

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

as Lenders

and

KEYBANK NATIONAL ASSOCIATION

as Agent

Dated as of January 26, 2000

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS; AMENDMENTS; ACCOUNTING TERMS; UCC TERMS 1

Section 1.01 Definitions 1

Section 1.02 Amendments 13

Section 1.03 Accounting Terms 13

Section 1.04 UCC Terms 14

ARTICLE II. THE LOAN 14

Section 2.01 Loan 14

Section 2.02 Loan Fees 15

Section 2.03 Mandatory Prepayments 15

Section 2.04 Optional Prepayments 15

Section 2.05 Interest on the Loan 15

Section 2.06 Interest Calculations 15

Section 2.07 Post-Default Rate 16

Section 2.08 Compensation; Illegality 16

ARTICLE III. COLLATERAL 17

Section 3.01 Debt Secured 17

Section 3.02 Collateral Disclosure List 17

Section 3.03 Collateral 18

Section 3.04 Real Property 18

Section 3.05 Leases 18

Section 3.06 Costs 19

Section 3.07 Inconsistent Provisions 19

Section 3.08 Collateral Security Documents 19

Section 3.09 Subsidiaries 19

Section 3.10 Inventory Covenants 19

Section 3.11 Equipment Covenants 20

Section 3.12 Intercreditor Agreement 21

ARTICLE IV. CONDITIONS TO BORROWING 21

Section 4.01 Execution and Delivery of Loan Documents 21

Section 4.02 No Defaults 22

Section 4.03 Representations and Warranties 22

Section 4.04 Performance 22

Section 4.05 Certificate 22

Section 4.06 Insurance Report 22

Section 4.07 Disbursement Instructions 22

Section 4.08 Opinion of Counsel for Borrowers and the Guarantors 22

Section 4.09 Corporate Proceedings 22

Section 4.10 Payment of Fees 23

Section 4.11 Payment of Expenses 23

Section 4.12 Schedules 23

Section 4.13 Other Documents 23

Section 4.14 Congress Facility Paydown 23

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BORROWERS 23

Section 5.01 Corporate Existence, Power and Authority; Subsidiaries 23

Section 5.02 Financial Statements; No Material Adverse Change 24

Section 5.03 Chief Executive Office; Collateral Locations 24

Section 5.04 Priority of Liens; Title to Properties 24

Section 5.05 Tax Returns 24

Section 5.06 Litigation 25

Section 5.07 Compliance with Other Agreements and Applicable Laws 25

Section 5.08 Environmental Compliance 25

Section 5.09 Employee Benefits 26

Section 5.10 Bank Accounts 27

Section 5.11 Intellectual Property 27

Section 5.12 Financial Statements 28

Section 5.13 Disclosure 28

Section 5.14 Governmental Authority 28

Section 5.15 Capitalization 29

Section 5.16 Labor Disputes 29

Section 5.17 Corporate Name; Prior Transactions 29

Section 5.18 Restrictions on Subsidiaries 29

Section 5.19 Accuracy and Completeness of Information 30

Section 5.20 Survival of Warranties; Cumulative 30

ARTICLE VI. AFFIRMATIVE COVENANTS OF BORROWERS 30

Section 6.01 Maintenance of Existence 30

Section 6.02 New Collateral Locations. 30

Section 6.03 Compliance with Laws, Regulations, Etc. 31

Section 6.04 Payment of Taxes and Claims 32

Section 6.05 Insurance 32

Section 6.06 Financial Statements and Other Information 34

Section 6.07 Year 2000 Compliance 34

Section 6.08 Financial Advisor 34

Section 6.09 Minimum EBITDA 34

Section 6.10 Post-Closing Items 35

ARTICLE VII. NEGATIVE COVENANTS OF BORROWERS 36

Section 7.01 Sale of Assets, Consolidation, Merger,

Dissolution, Etc. 38

Section 7.02 Encumbrances 39

Section 7.03 Indebtedness 43

Section 7.04 Loans, Investments, Guarantees, Etc. 45

Section 7.05 Dividends and Redemptions 45

Section 7.06 Transactions with Affiliates 45

Section 7.07 Changes in Business 46

Section 7.08 Sale and Leasebacks 46

Section 7.09 Compliance with ERISA 46

Section 7.10 Additional Bank Accounts 47

Section 7.11 Capital Expenditures 47

Section 7.12 End of Fiscal Years; Fiscal Quarters 47

ARTICLE VIII. DEFAULTS 47

Section 8.01 Principal Default 47

Section 8.02 Interest Default 47

Section 8.03 Other Defaults 47

Section 8.04 [Reserved] 47

Section 8.05 [Reserved] 47

Section 8.06 Representation and Warranty 48

Section 8.07 Financial Difficulties 48

Section 8.08 Judgments 48

Section 8.09 Cross-Defaults 48

Section 8.10 Customer Loss 49

Section 8.11 Restraint on Business 49

Section 8.12 Material Adverse Effect 49

Section 8.13 Change of Control 49

ARTICLE IX. RIGHTS AND REMEDIES UPON EVENT OF DEFAULT 49

ARTICLE X. Agent 50

Section 10.01 Appointment and Authorization 50

Section 10.02 Lenders' Independent Investigation 50

Section 10.03 Documents 50

Section 10.04 Consultation with Counsel 50

Section 10.05 Agent and Affiliates. 50

Section 10.06 Knowledge of Default. 51

Section 10.07 Action by Agent. 51

Section 10.08 Notices 51

Section 10.09 Notice of Event of Default. 51

Section 10.10 Agent's Expenses. 51

Section 10.11 Indemnification 51

Section 10.12 Obligations Several 51

Section 10.13 Successor Agent. 51

ARTICLE XI. WAIVERS AND AMENDMENTS 51

ARTICLE XII. GENERAL. MISCELLANEOUS 51

Section 12.01 Payment of Taxes and Expenses 51

Section 12.02 Survival of Representations and Warranties 53

Section 12.03 Entire Agreement; Amendment 53

Section 12.04 Parties in Interest 53

Section 12.05 Set-off Provisions 53

Section 12.06 Headings 54

Section 12.07 Consent to Jurisdiction 54

Section 12.08 Severability of Provisions 54

Section 12.09 Waiver of Counterclaims 54

Section 12.10 Notices 54

Section 12.11 Governing Law 55

Section 12.12 Release 55

Section 12.13 Joint and Several Liability 55

Section 12.14 Confidentiality 55

ARTICLE XIII. JURY TRIAL WAIVER 55

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is made and entered into as of this 26th day of January, 2000, by and among HUFFY CORPORATION, an Ohio corporation ("Huffy"), ROYCE UNION BICYCLE COMPANY, an Ohio corporation ("Royce Union"), HUFFY SERVICE FIRST, INC., an Ohio corporation ("Huffy Service First"), AMERICAN SPORTS DESIGN COMPANY, an Ohio corporation ("American Sports"), and WASHINGTON INVENTORY SERVICE, a California corporation ("WIS") (Huffy, Royce Union, Huffy Service First, American Sports and WIS are herein jointly and severally referred to, together with its successors and assigns, as the "Borrowers"), KEYBANK NATIONAL ASSOCIATION, a national banking association (herein referred to, together with its successors and assigns, as "KeyBank"), BANK ONE, N.A., a national banking association, on behalf of Bank One, N.A., successor by merger to Bank One Dayton, N.A., and Bank One Michigan, N.A., successor by merger to NBD Bank (herein referred to, together with its successors and assigns, as "Bank One"), BANK OF AMERICA, N.A., a national banking association (herein referred to, together with its successors and assigns, as "Bank of America"), FIFTH THIRD BANK, WESTERN OHIO, an Ohio state banking corporation (herein referred to, together with its successors and assigns, as "Fifth Third"), NATIONAL CITY BANK, a national banking association (herein referred to, together with its successors and assigns, as "National City Bank"), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (herein referred to, together with its successors and assigns, as "Prudential"; KeyBank, Bank One, Bank of America, Fifth Third, National City Bank and Prudential are herein collectively referred to as the "Lenders" and individually as a "Lender") and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent for the Lenders (herein referred to, together with its successors and assigns as the "Agent").

WITNESSETH:

WHEREAS, KeyBank, Bank One, Bank One, Michigan and Bank of America, N.A. and Huffy are parties to a certain Credit Agreement, dated as of April 21, 1992, as amended (the "Unsecured Revolving Credit Agreement"); and

WHEREAS, Huffy is in default under the Unsecured Revolving Credit Agreement and the Farmington Bond Guarantee (as hereinafter defined); and

WHEREAS, Borrowers have requested the Lenders to provide to Borrowers, and the Lenders have agreed to provide to Borrowers, a certain secured term loan upon the terms and conditions set forth herein;

NOW, THEREFORE, Borrowers, the Lenders and Agent hereby agree as follows:

ARTICLE I

DEFINITIONS; AMENDMENTS; ACCOUNTING TERMS; UCC TERMS

Section 1.01 Definitions. As used herein and in the other Loan Documents, the following terms shall have the following meanings:

"Accounts Receivable" shall have the meaning given to such term by the Security Agreement.

"Affiliate" means, with respect to a specified Person, a partnership, corporation or any other person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five (5%) percent or more of any class of voting securities of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of voting securities or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and  any director or officer of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Agency Agreement" means the Agency Agreement between the Existing Lenders and Agent, as the same may be from time to time amended, restated, supplemented and/or modified

"Agent" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

"Agreement" means this Credit Agreement between Borrowers, the Lenders and Agent, as the same may be from time to time amended, restated, supplemented and/or modified.

"Asset Sale" shall mean, for any Person, (a) any direct or indirect sale, lease, conveyance or other disposition (including, without limitation, by way of merger or consolidation or by exchange of assets and whether by operation of law or otherwise) made by such Person in one or series of transactions of any property or assets of such Person or any of its Subsidiaries (including, without limitation, any disposition pursuant to sale and leaseback transactions and any sale or other disposition of outstanding or newly issued shares of Capital Stock or other securities of any of the Subsidiaries of such Person or by any Subsidiary of such Person) and (b) any other sale, disposition or other realization upon any property or assets of such person or any of its Subsidiaries; except in each case for sales or other dispositions in the ordinary course of business consistent with current practices of such Person as of the date hereof.

"Bankruptcy Code" means 11 U.S.C. Section 101, et seq., as in effect from time to time.

"Borrowers" shall have the meaning ascribed to such term in the first paragraph of this Agreement.

"Business Day" means any day which is not a Saturday, Sunday or other day on which banks in Cleveland, Ohio, Columbus, Ohio or New York, New York are authorized to close.

"Business Unit Sale" shall mean an Asset Sale consisting of the sale of all or substantially all of the assets of Huffy or any division of Huffy (including the Huffy Sports Company Division of Huffy or the Huffy Bicycle Company Division of Huffy), or the sale of all or substantially all of the assets of any other Borrower or Guarantor, or any other Subsidiary of Huffy, or an Asset Sale consisting of the sale of all or substantially all of the Capital Stock of any Borrower or Guarantor, or any other Subsidiary of Huffy.

"Capital Expenditures" shall mean all expenditures for any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of increased product service charges, offset items or otherwise and shall include payments in respect of Capitalized Lease Obligations, provided, that, any such expenditure for an amount of less than $5,000 shall not be deemed a Capital Expenditure for purposes hereof.

"Capitalized Lease Obligations" means the obligations of a Person to pay rent or other amounts under leases of, or other agreements conveying the right to use real and/or personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person, prepared in accordance with GAAP (including the Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

"Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, limited liability company interests or other equivalents (however designated) of such Person's capital stock at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

"Cash Equivalents" shall mean any of the following: (a) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof; (b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) investments in commercial paper, maturing not more than ninety (90) days after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investor Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, a division of McGraw Hill Companies, Inc.; and (e) investments in securities with maturities of six (6) months or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group, a division of McGraw Hill Companies, Inc. or "A" by Moody's Investor Service, Inc.

"Change of Control" shall mean (a) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor; (b) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of fifty (50%) percent or more of the voting power of the total outstanding voting stock of Huffy, except as otherwise consented to in writing by Agent and Lenders; (c) during any period of two (2) years, individuals who at the beginning of such period constituted the Board of Directors of Huffy (together with any new directors whose nomination for election was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Huffy then still in office; or (d) the failure of Huffy to own one hundred (100%) percent of the voting power of the total outstanding voting stock of each of Royce Union, American Sports, Huffy Brands Company, Hufco-Delaware Company and Huffy Sports, Inc., or the failure of Huffy Brands Company to own one hundred (100%) percent of the voting power of the total outstanding voting stock of each of Huffy Service First, WIS and HCAC, Inc., in each case other than pursuant to a transfer of such outstanding voting stock to any Borrower or Guarantor consented to by Agent and other than pursuant to a sale of the voting stock of any Borrower or Guarantor consented to by Agent.

"Celina Property" shall mean the approximately fifty-five (55) acres located at 410 Grand Lake Road, Celina, Ohio 45822 owned by Huffy.

"Closing Date" means January 26, 2000.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

"Collateral" shall have the meaning given to such term by the Security Agreement.

"Collateral Access Agreement" shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of any Leased Property to any Borrower or Guarantor, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent's rights and remedies and otherwise deal with such Collateral and in the case of any person who at any time has custody, control or possession of any bills of lading or other documents of title, agrees to hold such bills of lading or other documents as bailee for Agent and to follow all instructions of Agent with respect thereto.

"Collateral Disclosure List" means a document to be prepared by Borrowers and Guarantors identifying all of the locations at which any Collateral is located or at which any records of or relating to any Collateral are maintained and describing generally the amounts and types of Collateral that is located at or with respect to which records are maintained at each such location on the date of the delivery of the Collateral Disclosure List.

"Collateral Security Documents" shall have the meaning ascribed to such term in Section 3.08 hereof.

"Congress" shall mean Congress Financial Corporation (Central), an Illinois corporation, in its capacity as collateral agent and administrative agent acting for and on behalf of the Congress Facility Lenders pursuant to the Congress Credit Agreement, and its successors and assigns (including any replacement or successor agent or additional agent acting for and on behalf of the Congress Facility Lenders).

"Congress Credit Agreement" shall mean, collectively, the Loan and Security Agreement, dated of even date herewith, by and among Congress Facility Lenders and Borrowers and all agreements, documents and instruments at any time executed and/or delivered by any Borrower or any other person to, with or in favor of any Congress Facility Lenders in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Congress Facility).

"Congress Facility" means the revolving credit facility established by Congress for Borrowers providing, on and subject to the terms thereof, for revolving credit loans and letters of credit by Congress and the Congress Facility Lenders to Borrowers in the original principal amount of up to $100,000,000 at any time outstanding pursuant to the Congress Credit Agreement.

"Congress Facility Lenders" shall mean, collectively, Congress, in its individual capacity and as agent, and any other financial institutions from time to time party to the Congress Credit Agreement as a lender, and their respective successors and assigns (and including any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Congress Facility or is otherwise party to the Congress Credit Agreement); sometimes being referred to herein individually as a "Congress Facility Lender."

"Congress Facility Priority Collateral" shall mean those types of Collateral in which Congress is given a priority security interest pursuant to the Intercreditor Agreement.

"Consolidated" or "consolidated" shall mean, with reference to any term defined herein, that term as applied to the accounts of Huffy and its Subsidiaries, consolidated in accordance with GAAP.

"Consolidated Net Income" shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or unusual and non-recurring gains) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person's assets are acquired by such Person or by its wholly-owned Subsidiaries shall be excluded; (c) and the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, (i) net income excludes any gain together with any related Provision for Taxes for such gain realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person, and  (ii) the term "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

"Disposition" or "Dispose" shall mean, any "sale and leaseback" or similar arrangement, or any sale, lease or other disposition of assets.

"Dollars" and "$" shall mean United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States.

"EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person for such period determined in accordance with GAAP, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), provided, that, for purposes of Section 6.09 hereof, the following amounts shall not be considered in the calculation of the EBITDA of Huffy: (i) all non-recurring restructuring charges and reorganization charges related to the restructuring of the Huffy Bicycle Company Division of Huffy (which amounts are included in the earnings set forth in the projections constituting Schedule 6.09 hereto), together with professional fees and expenses related thereto, and (ii) refinancing charges (including professional fees and expenses) incurred in connection with the restructuring of the financing arrangements of Huffy with Congress and the Congress Facility Lenders pursuant to the Congress Credit Agreement and the financing arrangements of Borrowers hereunder, in each case to the extent not amortized as prepaid Interest Expense.

"Environmental Law" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

"Equipment" shall have the meaning given to such term by the Security Agreement.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means each Person (whether or not incorporated) which together with any Borrower, Guarantor or Affiliate thereof would be treated as a single employer under ERISA.

"Event of Default" means the occurrence of any of the events set forth in Article VIII of this Agreement.

"Excluded Property" shall mean the following assets of Borrower and Guarantors as to which Agent is being granted a security interest and lien pursuant to the terms hereof but has not as of the date hereof necessarily taken all required actions in order to perfect its security interests and liens: (a) motor vehicles, (b) the Capital Stock of the existing Subsidiaries of Huffy as of the date hereof which are not incorporated in any jurisdiction in the United States of America, (c) the Inventory and Equipment located in Mexico, provided, that, in no event shall Inventory and Equipment having a value of more than $8,000,000 be located at any time in Mexico, (d) certain portable scanning equipment, personal computers, other hand-held or mobile personal equipment and related accessories and tools to the extent used by employees of Huffy Service First and WIS in the ordinary course of business at customer's locations, to the extent such locations are not in jurisdictions where a financing statement has been filed by Agent, and (e) Equipment consisting of equipment, furniture and fixtures of WIS at leased locations to the extent such locations are in jurisdictions where a financing statement has not been filed by Agent. The foregoing shall not be construed as a waiver of any claims or rights of Agent or any Lender with respect to any of the assets described in this definition or to limit or affect the rights of Agent to at any time take such action as Agent may require, or to require any Borrower or Guarantor to take such action, so as to preserve, protect or establish the security interest, lien, claim or other interest of Agent or any Lender in such assets (whether pursuant to Section Article III hereof or otherwise).

"Excess Availability" shall have the meaning ascribed to such term in the Intercreditor Agreement.

"Exhibits" and "Schedules" means and refers collectively to the documents attached to this Agreement and labeled as Exhibits or Schedules hereto.

"Existing Lenders" means, collectively, the Lenders, Asset Holdings Company VI, LLC and Selco Service Corporation, and their respective successors and assigns.

"Farmington Bondholder" shall mean Prudential as the direct and beneficial owner and holder of all of the Farmington Bonds and any assignee or transferee that hereafter owns and holds any of the Farmington Bonds, together with any person who at any time is acting as trustee or agent on behalf of the owners and holder of the Farmington Bonds.

"Farmington Bonds" shall mean, collectively, the City of Farmington, Missouri Industrial Development Revenue Bonds (Huffy Corporation Project) Series 1994 issued by the City of Farmington, Missouri in the original principal amount of $20,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"Farmington Bond Guarantee" shall mean the Guarantee Agreement, dated August 1, 1994, issued by Huffy in favor of the Farmington Bondholder, as the holder of the Farmington Bonds, with respect to the obligations of the City of Farmington, Missouri pursuant to the Farmington Bonds, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"Farmington Lease" shall mean the Lease Agreement, dated as of August 1, 1994, between the City of Farmington, Missouri, as lessor and Huffy, as lessee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"Federal," "state," or "local" means and relates to the United States, its political divisions or states, and respective political subdivisions, and equivalents thereof.

"Fee Letter" shall have the meaning ascribed to such term in the Congress Credit Agreement.

"GAAP" means generally accepted accounting principles as applied in the United States.

"Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

"Guarantors" shall mean, collectively, Huffy Brands Company, an Ohio corporation, Hufco - Delaware Company, a Delaware corporation, Huffy Sports, Inc., a Wisconsin corporation, Huffy Risk Management, Inc., an Ohio corporation, and HCAC, Inc., an Ohio corporation, and shall include any Subsidiary which is made a guarantor of the Obligations pursuant to Section 3.09 hereof.

"Guaranty" shall mean the Guaranty Agreement dated as of the date hereof, by the Guarantors to Agent, as the same may be from time to time amended, restated, supplemented and/or modified.

"Harrisburg Property" shall mean the approximately 16.14 acres at 1500 South Cameron Street, Harrisburg, Pennsylvania 17105 owned by HCAC, Inc. and a portion of which is leased to True Temper Hardware Company.

"Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons, flammable explosives, friable asbestos, urea formaldehyde insulation, radioactive materials, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents) and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

"Hedging Obligations" shall mean, with respect to any Person, the obligations of such Person under any of the following agreements or arrangements to the extent that the primary purpose thereof is the reduction of risk for fluctuations in interest rates or currency or commodity values relating to its customary business and not for speculative purposes: interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and  other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values.

"Indebtedness" shall mean, with respect to any Person, any liability (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, indentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services, other than ordinary course compensation to employees (except any such balance that constitutes an account payable to a trade supplier in the ordinary course of business of such Person in connection with obtaining goods, materials or services, to the extent such balance is not more than ninety (90) days past due); (c) all Capitalized Lease Obligations; (d) any contractual obligations, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities, contingent or otherwise, of such Person with respect to bonds, letters of credit, banker's acceptances or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any security interest in, or mortgage or lien upon the interest in any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; and (h) all obligations, liabilities and indebtedness of such Person (marked to market) constituting Hedging Obligations.

"Intellectual Property" shall mean, as to each Borrower and Guarantor, such Borrower's or Guarantor's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

"Intercreditor Agreement" shall mean the Intercreditor and Subordination Agreement dated as of the date hereof, among Congress, KeyBank, Selco Service Corporation, Bank One, Asset Holdings Company VI, LLC, Fifth Third, National City Bank, Bank of America, Prudential, Borrowers and the Guarantors, as the same may be from time to time amended, restated, supplemented and/or modified.

"Interest Expense" shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP, total interest expense, whether paid or accrued (including the interest component of Capitalized Lease Obligations for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments, but excluding (a) amortization of discount and amortization of deferred financing fees and closing costs, (b) interest paid in property other than cash, and (c) any other interest expense not payable in cash.

"Inventory" shall have the meaning given to such term by the Security Agreement.

"Lease Assignment" means, with respect to any Leased Property,

an assignment of rights under lease executed and delivered, or to be executed and delivered, by the Borrower or Guarantor that leases such Leased Property and the owner of such Leased Property, which shall be in form and content satisfactory to Agent.

"Lease Debt" shall mean the Indebtedness owing to Selco Service Corporation or KeyBank arising pursuant to the Miamisburg Headquarters Lease, the Indebtedness owing to Asset Holdings Company VI, LLC or Bank One arising pursuant to the Sussex Lease and the Indebtedness owing to Prudential (as assignee of the City of Farmington, Missouri) arising pursuant to the Farmington Lease.

"Lease Debt Priority Collateral" shall mean the real property of Borrowers and related fixtures subject to the Miamisburg Headquarters Lease, the Sussex Lease and the Farmington Lease.

"Leased Property" each real property now or hereafter leased by any Borrower or Guarantor, including, without limitation, the 150 WIS regional offices.

"Lenders" shall have the meaning ascribed to such term in the first paragraph of this Agreement and shall be deemed to mean and include all or any one or more of KeyBank, Bank One, Bank of America, Fifth Third, National City Bank, Prudential and any other financial institution that may become a party to this Agreement as a Lender at any time.

"Loan" shall have the meaning given to such term in section 2.01(a) of this Agreement.

"Loan Commitment" shall mean the agreement of each of the Banks, severally and not jointly, to advance funds to comprise the Loan to Borrowers through Agent in accordance with and subject to the terms and conditions of this Agreement in respective amounts corresponding to the following percentages of the total amount of the Loan:

Lender	Percentage
KeyBank	22.58994%
Bank One	22.34170%
Bank of America	11.17085%
Fifth Third	12.41205%
National City Bank	4.96482%
Prudential	26.52061%

"Loan Documents" means, collectively, this Agreement, the Notes, the Guaranty, the Security Agreement, the Restructuring Agreement, the Agency Agreement, the Intercreditor Agreement and any mortgages, financing statements, security agreements, subordination agreements, and any other documents, agreements, and instruments executed or delivered in connection with the Loan, including, without limitation, the Collateral Security Documents.

"Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition, business, performance, operations or properties of Borrowers and Guarantors taken as a whole or the Huffy Bicycle Company Division of Huffy, Royce and American, taken as a whole or any other Borrower, or (b) the legality, validity or enforceability of this Agreement or any of the other Loan Documents; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent or any Lender upon the Collateral or any other property which is security for the Obligations; (d) the Collateral of any Borrower (taken as a whole) or the value of the Collateral; (e) the ability of any Borrower to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any of the other Loan Documents; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent or any Lender under this Agreement or any of the other Loan Documents.

"Maturity Date" shall have the meaning given to such term in Section 2.01(b) of this Agreement.

"Miamisburg Headquarters Lease" shall mean the Lease Agreement, dated December 29, 1993, by and between Huffy, as lessee, and Selco Service Corporation, as lessor, with respect to the premises of Huffy at 225 Byers Road, Miamisburg, Ohio 45342, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"Net Available Proceeds" shall have the meaning given to such term by the Restructuring Agreement.

"Notes" shall have the meaning given to such term in section 2.01(a) of this Agreement and shall include, all notes delivered in substitution of or replacement for any of the Notes.

"Obligations" shall have the meaning ascribed to such term in Section 3.01 hereof.

"Participation Agreement" shall mean the Participation Agreement dated as of the date hereof, as the same may be from time to time amended, restated, supplemented and/or modified.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA and any successor thereto.

"Permitted Exceptions" has the meaning given to such term in Section 5.04 of this Agreement.

"Person" includes a corporation, a limited liability company, an association, a partnership, an organization, a trust or business trust, an individual, a government or political subdivision thereof or a governmental agency or other entity.

"Pool Indebtedness" means the Indebtedness owed to the Existing Lenders as set forth in the Restructuring Agreement other than the Lease Debt.

"Possible Default" means any condition, event, act or omission which, with (a) the lapse of time or (b) the giving of notice or (c) both, would constitute an Event of Default.

"Post-Default Rate" means a per annum rate of interest equal to 200 basis points above the rate otherwise in effect from time to time.

"Prime Rate" means that interest rate established from time to time by KeyBank as KeyBank's Prime Rate, whether or not publicly announced. The Prime Rate may not be the lowest interest rate charged by KeyBank for commercial or other extensions of credit. Changes in the rate of interest on the Loan determined on the basis of the Prime Rate shall take effect simultaneously with each change in the Prime Rate.

"Prohibited Transaction" means any prohibited transaction as that term is defined for purposes of ERISA.

"Projections" shall mean the pro forma balance sheets and future cash flow projections attached as Schedule 5.12 for Huffy and its Subsidiaries (together with the summaries of assumptions and projected assumptions, based on historical performance with respect thereto).

"Real Estate List" means a document to be prepared by Borrowers and the Guarantors identifying all real property and interests in real property owned, leased or held by any Borrower or Guarantor.

"Reimbursement Obligations" shall mean the obligations of Huffy to KeyBank and Bank One under agreements entered into by Huffy with such banks to reimburse such banks for all drawings and other amounts paid and liabilities incurred in respect of certain standby and documentary letters of credit issued for the account of Huffy.

"Related Expenses" means any and all costs, liabilities, and expenses (including without limitation, losses, damages, penalties, claims, actions, reasonable in-house and outside-retained attorney's fees, legal expenses, judgments, suits, and disbursements) incurred by, imposed upon, or asserted against, Agent and/or the Lenders in any attempt by Agent and/or the Lenders:

(a)  to obtain, preserve, perfect, or enforce any security interest evidenced by (i) this Agreement, or (ii) any other pledge agreement, mortgage deed, hypothecation agreement, guaranty, security agreement, assignment, or security instrument executed or given by any Borrower or Guarantor to or in favor of Agent and/or the Lenders;

(b)  during the continuance of an Event of Default or event or condition that, with the serving of notice (or the lapse of time or both, would constitute an Event of Default) to obtain payment, performance, and observance of any and all of the Obligations;

(c)  to maintain, insure, audit, collect, preserve, repossess, and dispose of any of the Collateral, including, without limitation, costs and expenses for appraisals, assessments, and audits of any Borrower, any Guarantor or the Collateral; or

(d)  incidental or related to (a) through (c) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the rate payable as set forth in Section 2.01 of this Agreement.

"Required Lenders" shall mean, at any time, Existing Lenders to whom at least sixty-six and two-thirds percent (66.67%) of the total of the following Indebtedness is owed: (a) the then outstanding Funded Pool Indebtedness, (b) all Reimbursement Obligations relating to all undrawn portions of the Bank One Letters of Credit (as defined in the Restructuring Agreement) and the KeyBank Letters of Credit (as defined in the Restructuring Agreement), and (c) the then-outstanding aggregate amounts of the Notes. The portion of the Indebtedness described in clauses (a) and (b) of the preceding sentence attributable to drawn and undrawn amounts under the Bank One Letters of Credit and the Key Bank Letters of Credit ("L/C Debt") allocated to each Existing Lender for purposes of determining the percentage of the total amount of all of the Indebtedness described in clauses (a), (b) and (c) above held by the Existing Lender shall be the then outstanding amount of the participations in the L/C Debt held by the Existing Lender and, in the cases of KeyBank and Bank One, the respective then outstanding amounts of the L/C Debt held by each of them after giving effect to the participations held by the other Existing Lenders. Each Existing Lender holding a participation shall be entitled to vote the Indebtedness attributable to such participation.

"Restructuring Agreement" shall mean the Restructuring Agreement between the Existing Lenders and Huffy, as the same may be from time to time amended, restated, supplemented and/or modified.

"Security Agreement" shall mean the Security Agreement dated as of the date hereof, by Borrowers and the Guarantors to Agent for the benefit of the Lenders, as the same may be from time to time amended, restated, supplemented and/or modified.

"Solvent" means, at any time, with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, to the best of such Person's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

"Subsidiary" shall mean, with respect to any Borrower or Guarantor, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Borrower or Guarantor is, at the time, directly or indirectly, owned by such Borrower or Guarantor and/or one ore more Subsidiaries of such Borrower or Guarantor.

"Sussex Lease" shall mean the Lease and Development Agreement, dated May 29, 1996, between Asset Holdings Company VI, LLC and Huffy, with respect to the premises of Huffy at N53 W24700, S. Corporate Circle, Sussex, Wisconsin 53089, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"Unsecured Revolving Credit Agreement" shall have the meaning given to that term in the recitals to this Agreement.

Section 1.02 Amendments. Whenever any agreement, promissory note, or other instrument or document is defined in this Agreement, such definition shall be deemed to mean and include, from and after the date of an amendment, restatement, or modification thereof, such agreement, promissory note or other instrument or document as so amended, restated or modified. To the extent that the plural of any term defined herein is not defined in this Agreement, that usage of the plural in this Agreement shall mean the plural of the singular term so defined and if the defined term is plural, usage of the singular of such term shall mean the singular thereof, in each case as the context so requires.

Section 1.03 Accounting Terms. Any accounting terms used herein and not defined herein shall have the meaning ascribed to them by, and be determined in accordance with, GAAP. All computations made pursuant to this Agreement shall be made in accordance with GAAP consistently applied, and all, except as otherwise set forth herein, balance sheets and other financial statements shall be prepared in accordance with GAAP consistently applied, in each case on a consolidated basis. In the event that there are changes in GAAP that become effective after the Closing Date and that result in materially different results than would have been reached by application of GAAP as in effect on the Closing Date, Agent and Borrowers will consult in good faith to determine how to treat such matters for purposes of this Agreement to give the intended effect to the provisions hereof affected by such changes in GAAP.

Section 1.04 UCC Terms. Any terms used herein that are defined in the Uniform Commercial Code as adopted in the state of Ohio (the "UCC") but not defined herein shall have the meaning ascribed to them by the UCC.

ARTICLE II

THE LOAN

Section 2.01 Loan. (a)  Each of the Lenders agrees, severally and not jointly, and subject to the terms and conditions of this Agreement, on the Closing Date, to advance funds to Agent in amounts corresponding to the Loan Commitment of the respective Lenders such as to enable Agent to advance to or for the account of Borrowers in respect of a term loan (the "Loan") up to an aggregate principal amount equal to Forty Million and 00/100 Dollars ($40,000,000.00). The Loan shall be advanced by Agent as a single advance to or at the direction of Borrowers on the Closing Date for the purpose of paying certain indebtedness owed by Borrowers to Lenders. Borrowers may not borrow, prepay and reborrow amounts in respect of the principal amount of the Loan. On the Closing Date, Borrowers shall execute and deliver to each of the Lenders a promissory note in the form and substance of Exhibit A hereto with blanks appropriately completed (collectively, the "Notes"), in an amount equal to the Loan Commitment of such Lender, providing for repayment of the principal of and interest on the amount thereof on the Maturity Date or earlier pursuant to the provisions of this Agreement, including, without limitation, Article IX hereof.

(b)  Borrowers shall repay the entire principal balance of the Loan on June 30, 2001 (the "Maturity Date").

(c) The Loan shall bear interest at the rate per annum, and be payable, as set forth in Section 2.05 hereof.

(d) The unpaid principal balance of and interest accrued on the Loan shall be determined by the ledgers and records of Agent as maintained in accordance with the ordinary practices of Agent to reflect payments under this Agreement and shall constitute prima facie evidence, absent manifest error, of the unpaid principal balance of and interest accrued on the Loan. In the event of any discrepancy between the records of Agent and Borrowers with regard to the unpaid principal balance of and interest accrued on the Loan, the records of Agent shall prevail unless Borrowers notify Agent of an error within thirty (30) days after having discovered any such error or unless Borrowers and Agent mutually agree with regard to an appropriate change in such records.

(e)  Agent will provide telephone advice to Borrowers the Business Day before each Business Day on which any scheduled payment of interest on the Loan is due, provided that any failure to give such notice will not excuse Borrowers from making any such payment. Borrowers will advise Agent of each prepayment to be made by Borrowers in respect of any of the Loan and of the application to be made of such prepayment not later than the time the prepayment is made. Each payment (whether a scheduled payment, a prepayment or a delinquent payment) received by Agent by 1:00 P.M. Cleveland time on a Business Day will be applied that Business Day; otherwise, the payment will be applied on the next Business Day. Payments may be made by Borrowers authorizing Agent to charge Huffy's checking account at KeyBank for the amount thereof if such authorization is given by Borrowers not later than the Business Day before the Business Day on which the payment is to be made. Otherwise, payments will be made by Borrowers transferring immediately available funds to Agent on the Business Day the payment is due or to be made. Agent will pay to each of the Lenders the pro rata portion of each payment received by Agent in respect of the Loan to which such Lender is entitled based on the Lender's percentage of the Loan Commitment by wire transfer on the Business Day on which the payment is made with advice by facsimile of the amount being transferred to the Lender.

Section 2.02 Loan Fees. (a) On the Closing Date, Borrowers agree to pay to Agent for the pro rata benefit of the Lenders an origination fee for the Loan in the amount of $800,000.00. On December 31, 2000, if the Loan has not been prepaid in full, Borrowers agree to pay to Agent for the pro rata benefit of the Lenders a facility fee for the Loan in the amount of $600,000.00. Such origination fee and facility fee shall be distributed to the Lenders pro rata based upon the percentage the amount of all Indebtedness of Borrowers to each Lender (including both funded and contingent obligations and outstanding lease obligations owed to Selco Service Corporation and/or KeyBank and Bank One) bears to the aggregate amount of all Indebtedness of Borrowers to all of the Lenders.

(b) On the Closing Date, and on the first day of each April, July, October and January thereafter, Borrowers agree to pay to Agent for its own account an administrative fee of $35,000.00.

Section 2.03 Mandatory Prepayments. Borrowers shall make mandatory prepayments of the Loan at such times and in such amounts as provided for in the applicable provisions of the Restructuring Agreement.

Section 2.04 Optional Prepayments. Borrowers, at their option, may prepay without premium or penalty any part of the Loan. Each partial prepayment shall be in the minimum principal sum of $100,000 or any multiple thereof (or if the outstanding principal amount of the Loan is then less than $100,000, an amount equal to the then outstanding principal amount of the Loan). Any such partial prepayment of the Loan shall be applied to the principal installments of the Loan in the inverse order of maturity in such manner as Agent shall determine.

Section 2.05 Interest on the Loan.

(a) From the Closing Date to and including June 30, 2000, Borrowers shall pay interest on the Loan at a rate per annum equal to the Prime Rate in effect from time to time with respect to the Loan plus 3.00% per annum.

(b) From July 1, 2000 to and including the Maturity Date, Borrowers shall pay interest on the Loan at a rate per annum equal to the Prime Rate in effect from time to time with respect to the Loan plus 6.00% per annum.

(c) Interest on the Loan will be payable on the first day of each month commencing on February 1, 2000. Interest shall also be payable on all of the Loan on the Maturity Date.

(d) In the event any of the provisions herein or in the Notes relating to interest and/or fees violate any usury law applicable to any one or more of the Lenders, any such Lender(s) shall refund to Borrowers all amounts received by such Lender(s) in excess of the applicable usury limit and the provisions hereof shall be deemed modified as to such Lender(s) only to the maximum rates or amounts that may lawfully be contracted for or paid by Borrowers to such Lender.

Section 2.06 Interest Calculations. The interest payable on the Loan shall be computed on a 360-day-per-year basis for the actual number of days elapsed. All payments to be made by Borrowers under this Agreement and the Notes shall be made in immediately available funds by 1:00 p.m., Cleveland time, to Agent and any payment received after such time shall be deemed received on the next following Business Day. If the due date for any such payment is so extended or extended for any other reason, including operation of law, or any payment is received after a due date, interest shall accrue and be payable on demand for such extended time.

Section 2.07 Post-Default Rate. Any payment of principal of or interest on the Loan not paid when due (including, without limitation, after the Maturity Date of the Loan) shall bear interest at a rate equal to the Post-Default Rate from and after such due date, which interest shall be due on demand. No interest shall accrue on any interest that is being charged on any payment of interest not paid when due.

Section 2.08 Compensation; Illegality. (a)  If there shall be introduced or changed any treaty, statute, law, regulation or other governmental requirement, or there shall be any change in the interpretation or administration thereof by any Governmental Authority charged with the administration or interpretation thereof, or there shall be made any request from any central bank or other lawful Governmental Authority having jurisdiction over any of the Lenders, this Agreement, the Loan or the Notes, which introduction, change or compliance shall, upon becoming effective, (i) impose, modify or deem applicable any reserve or special deposit or other requirements against assets held by or deposits in or Loan by the Lenders or (ii) subject the Lenders to any tax, duty, fee, deduction or withholding or (iii) change the basis of taxation of payments due from Borrowers (otherwise than by a change in taxation of the overall net income of the Lenders) or (iv) impose on the Lenders any penalty in respect of maintaining the Loan, and any such event increases the cost to the Lenders to maintain the Loan or reduces the amount of principal or interest received by the Lenders in respect of this Agreement or the Loan then, upon the Lenders' demand, Borrowers shall, pay to Agent from time to time such additional amounts as will compensate and reimburse the Lenders for such increased cost or reduced amount. Agent shall give Borrowers prompt notice of any facts or event which, pursuant to the foregoing sentence, would require Borrowers to pay material additional amounts as compensation or reimbursement, but the failure of Agent to give such notice shall not limit the obligation of Borrowers to pay such compensation or reimbursement. Each demand for compensation shall be accompanied by the certificate of the Lenders affected setting forth in reasonable detail the amount to be paid by Borrowers and the computations used in determining the amount, which certificate shall be presumed to be correct as to the matters set forth therein in the absence of manifest error. In determining any such amount, the Lenders may use any reasonable averaging and attribution methods.

(b)  In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Lenders or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lenders with any guideline, request or directive of any such authority (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintained by the Lenders or any corporation controlling the Lenders, as the case may be, determines that the amount of such capital is increased by or based upon the existence of the Lenders' obligations hereunder and such increase has the effect of reducing the rate of return on any of the Lenders' or such controlling corporation's capital as a consequence of its obligations hereunder to a level below that which the Lenders or such controlling corporation could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Lenders to be material, then Borrowers shall pay to Agent as the case may be, from time to time, upon request by Agent additional amounts sufficient to compensate the Lenders for any increase in the amount of capital and reduced rate of return which the Lenders reasonably determine to be allocable to the existence of the Lenders' obligations hereunder. Agent shall give Borrowers prompt notice of any facts or event which, pursuant to the foregoing sentence, would require Borrowers to pay material amounts as compensation, but the failure of Agent to give such notice shall not limit the obligation of Borrowers to pay such compensation. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by the Lenders, and submitted by Agent to Borrowers shall be conclusive and binding for all purposes absent manifest error in computation.

(c)  In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Lenders, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lenders with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful for the Lenders to maintain or offer the Loan, the Lenders may, upon the occurrence of such an event, refuse to offer to Borrowers or maintain the Loan.

ARTICLE III

COLLATERAL

Section 3.01  Debt Secured. Except as otherwise provided herein or in the other Loan Documents, all Collateral assigned, pledged or otherwise granted by Borrowers and the Guarantors to Agent for the benefit of the Lenders or to the Lenders under or in connection with this Agreement shall secure all of the following obligations and liabilities (collectively the "Obligations"):

(a)  the payment when due of all Indebtedness incurred by Borrowers to Agent and/or the Lenders at any time under or in connection with this Agreement, including, without limitation, all of the principal of and interest on the Loan, fees provided to be paid by Borrowers to Agent and/or the Lenders herein, Related Expenses and any and all other amounts owed by Borrower to Agent and/or the Lenders at any time evidenced by the Notes and/or pursuant to any provision of this Agreement, in all cases without regard to whether Agent and/or the Lenders were obligated to make any advance or incur any Related Expense comprising all or part of any such Indebtedness;

(b)  the payment of all amounts from time to time owing to Agent and/or the Lenders under or in connection with this Agreement and/or any of the other Loan Documents;

(c)  the payment by Borrowers of all reasonable sums expended or sums advanced by Agent and/or the Lenders pursuant to the terms of any Loan Document; and

(d)  the performance by Borrowers and the Guarantors of all of their obligations under this Agreement, the Notes and the other Loan Documents; and

(e) the payment of any and all other Indebtedness (including principal, interest or fees, if any) in respect of overdrafts for the account(s) of Borrowers and/or any of the Guarantors; provided, however, all amounts and obligations secured under preceding clauses (a) through (d), inclusive, shall be paid in full before proceeds realized from the Collateral are applied to obligations secured under this clause (e).

Section 3.02  Collateral Disclosure List. Within fifteen days of receiving Agent's request therefor, Borrower shall deliver to Agent a Real Estate List and a Collateral Disclosure List certified by the chief financial officer of Huffy containing the following information:

(a)  identifying each location (city and/or town and state, and, if requested by Agent, street address and zip code) where Borrower and each of the Guarantors owns, stores or leases any material items of personal property;

(b)  identifying the places where records relating to Accounts Receivable of Borrower and each of the Guarantors are maintained;

(c)  identifying the principal places of business of Borrower and each of the Guarantors; and

(d)  identifying all material patents, trademarks, service marks, trade names, copyrights, or proprietary names (including licenses to any of the foregoing) in favor of or owned by Borrower and each of the Guarantors.

Section 3.03  Collateral. Each Borrower agrees on the Closing Date to execute and deliver, and to cause each Guarantor to execute and/or deliver, with respect to the Collateral, the Security Agreement, patent, trademark and copyright security agreements and powers of attorney, Uniform Commercial Code financing statements and such other Collateral Security Documents as Agent may require to create a valid and perfected first priority lien (subject only to Permitted Exceptions) in favor of Agent covering all of the Collateral or any other property which is security for the Obligations (other than the Excluded Property). After the Closing Date, each Borrower agrees to, and to cause each Guarantor to, (a) promptly execute and deliver, all agreements, documents and instruments, (b) to take such other actions, and (c) to give such further assurances, in each case, as Agent shall from time to time reasonably request to obtain and/or to perfect the security interests, liens, and assignments in or of the Collateral or any other property which is security for the Obligations to be granted to Agent pursuant to the Security Agreement, any Mortgage or any other Collateral Security Document.

Section 3.04  Real Property. At the request of Agent, each Borrower shall grant or cause any Guarantor to grant to Agent a mortgage, deed of trust or other instrument, to conform to applicable law and practice, in a form and containing such substance reasonably satisfactory to Agent (each, a "Mortgage") covering such real property as is owned by such Borrower or Guarantor (except for the Harrisburg Property), it being understood that Lenders do not require any such collateral assignments or related agreements on the Closing Date. Such Mortgage shall:

(a)  be in recordable form and conform to the customary mortgaging document in the area where the subject real property is located;

(b)  be in form and substance reasonably satisfactory to Agent;

(c) create a first lien in such real property in favor of Agent, subject only to Permitted Exceptions; and

(d)  be accompanied by s mortgagee's title insurance policy in form and substance reasonably satisfactory to Agent insuring the lien of Agent as being the first lien, subject only to those matters permitted pursuant to preceding subsection (c), and a survey sufficient to cause the title insurance company to delete the so-called "survey exception" from the title insurance policy.

Section 3.05  Leases. At Agent's request, each Borrower agrees to grant, and to cause each Guarantor to grant, to Agent leasehold mortgages or collateral assignments of the interests of such Borrower or Guarantor as lessee under leases of real property, buildings, facilities and equipment (except for the Farmington Lease), and to use its best efforts to obtain attornment agreements and similar undertakings in connection therewith from the lessors under such leases, as Agent may from time to time after the Closing Date request, it being understood that Lenders do not require any such leasehold mortgages or collateral assignments or related agreements on the Closing Date.

Section 3.06 Costs. Borrowers shall pay, to the fullest extent permitted by law, on demand all reasonable costs, fees and expenses incurred by Agent or the Lenders in connection with the taking of and/or perfection of an the liens created pursuant to the Collateral Security Documents, including, without limitation:

(a)  reasonable fees and expenses incurred in preparing Collateral Security Documents from time to time (including, without limitation, reasonable attorneys' fees incurred in connection with preparing such Collateral Security Documents);

(b)  all filing and/or recording fees; and

(c) all reasonable costs, fees and expenses relating to recording or perfecting the liens, including, without limitation, all stamp, documentary, mortgage recording or other tax payable with respect thereto.

Section 3.07 Inconsistent Provisions. In the event that the provisions of any Collateral Security Document directly conflict with any provisions of this Agreement, the provisions of this Agreement shall govern.

Section 3.08  Collateral Security Documents. The Security Agreement, each patent, trademark and copyright security agreement and power of attorney, each pledge agreement, each UCC financing statement, each collateral assignment of leases, each leasehold mortgage, each attornment agreement, each Mortgage and each other agreement, document or instrument executed and or delivered in connection with any of the foregoing or otherwise securing the Loan shall be referred to collectively as the "Collateral Security Documents" and singly as a "Collateral Security Document." Subject to the provisions of Section 3.01 of this Agreement, the Collateral and liens granted pursuant to each and all of the Collateral Security Documents executed and delivered by each Borrower and Guarantor and/or any other grantor of any Collateral and/or lien thereunder at any time in connection with this Agreement shall secure all Obligations incurred under or evidenced by this Agreement and/or by any and all Notes from time to time issued by Borrowers to the Lenders, in all cases as the same may from time to time be amended, restated, supplemented and/or replaced.

Section 3.09 Subsidiaries. With respect to the Subsidiaries of any Borrower or Guarantor that may be created or acquired from time to time, or which is not as of the Closing Date a Borrower or a Guarantor, Borrowers shall, or cause the Guarantors to, at the request of Agent, cause each such Subsidiary to give and grant to Agent such liens on its properties and assets and/or guaranty payment of the Obligations, in all cases pursuant to such documents and instruments as Agent may require for the purposes from time to time of granting, evidencing, confirming, recording, perfecting and/or enforcing such liens and/or guaranties.

Section 3.10 Inventory Covenants. With respect to the Inventory: (a) each Borrower shall, and shall cause each Guarantor to, at all times maintain inventory records reasonably satisfactory to Agent, keeping in all material respects correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto; (b) each Borrower shall, and shall cause each of the Guarantors to, conduct a physical count of the Inventory of such Borrower at least once each year, but at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) no Borrower shall, nor shall it permit any Guarantor to, remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except (i) for sales of Inventory in the ordinary course of such Borrower's or Guarantor's business, (ii) to move Inventory directly from one location of such Borrower or Guarantor set forth or permitted herein to another such location of such Borrower or Guarantor or any other Borrower or Guarantor (so long as a financing statement between Agent as secured party and such other Borrower or Guarantor, as debtor, covering such Inventory has previously been recorded in the appropriate governmental offices of the jurisdiction of such location), provided, that, in no event shall the Inventory and Equipment located in Mexico have an aggregate value in excess of $8,000,000 at any time, and (iii) except for Inventory shipped from the manufacturer thereof to any Borrower or Guarantor or to any Borrower's or Guarantor's customer which is in transit from such manufacturer to the locations set forth or permitted herein or to such customer; (d) upon Agent's request, Borrowers shall, and shall cause the Guarantors to, at their expense, no more than twice in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, deliver or cause to be delivered to Agent written reports or appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent (provided that any appraiser appointed for such purpose and acceptable to Congress shall be deemed acceptable to Agent), addressed to Agent and Lenders, and upon which Agent and Lenders are expressly permitted to rely; (e) each Borrower shall, and shall cause each Guarantor to, produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) no Borrower shall, nor shall it permit any Guarantor to, sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate such Borrower or Guarantor to repurchase such Inventory (except for the right of return of customers for Inventory which is defective or non-conforming); (g) each Borrower and Guarantor shall keep the Inventory in good and marketable condition (other than obsolete Inventory); (h) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory, except for liabilities incurred by a Lender due to acts or omissions of such Lender which constitute gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction; and (i) no Borrower shall, nor shall it permit any Guarantor to, without prior written notice to Agent, acquire or accept any Inventory on consignment or approval.

Section 3.11 Equipment Covenants. With respect to the Equipment: (a) upon Agent's request, Borrowers shall, and shall cause the Guarantors to, at their expense, at any time or times an Event of Default exists or has occurred and is continuing, as Agent may request, deliver or cause to be delivered to Agent written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent addressed to Agent and upon which Agent and Lenders are expressly permitted to rely; (b) each Borrower shall, and shall cause each Guarantor to, keep the Equipment in order, repair, running and marketable condition (ordinary wear and tear excepted); (c) each Borrower shall, and shall cause each Guarantor to, use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in each Borrower's and Guarantor's business and not for personal, family, household or farming use; (e) no Borrower shall remove, or allow any Guarantor to remove, any Equipment from the locations set forth or permitted herein, except (i) to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of such Borrower or Guarantor, (ii) to move Equipment directly from one location set forth or permitted herein to another such location, (iii) for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business and (iv) for portable scanning equipment, personal computers, other hand-held or mobile personal equipment and related accessories and tools to the extent used by employees of Huffy Service First and WIS in the ordinary course of business at customer's locations; and (f) the Equipment is now and shall remain personal property and no Borrower shall permit, or allow any Guarantor to permit, any of the Equipment to be or become a part of any real property or a fixture.

Section 3.12 Intercreditor Agreement. The rights and remedies of Agent and the Lenders with respect to the Collateral or any other property which is security for the Obligations as set forth in this Agreement and the other Loan Documents, including the right of Agent to hold any or all of the Collateral or such other property, are subject to the terms and conditions of the Intercreditor Agreement.

ARTICLE IV

CONDITIONS TO BORROWING

The obligation of the Lenders to make the Loan shall be subject to the satisfaction of the following conditions prior to or concurrently with the advance of the Loan (which conditions have been satisfied prior to the date of this Agreement):

Section 4.01 Execution and Delivery of Loan Documents. Each of the following documents and/or instruments shall have been executed and delivered by each Borrower or Guarantor which is a party thereto and each of the other parties thereto, if any:

(a) this Agreement;

(b) the Notes;

(c) the Security Agreement;

(d) the Guaranty;

(e) a pledge agreement with respect to all of the Capital Stock of all Borrowers and Guarantors that are Subsidiaries in form and substance satisfactory to Agent and its counsel;

(f) a patent security agreement, in form sufficient for recording in the United States Patent and Trademark Office, and related powers of attorney with respect to all of the patents and patent applications of each Borrower and Guarantor in form and substance satisfactory to Agent and its counsel;

(g) a trademark security agreement, in form sufficient for recording in the United States Patent and Trademark Office, and related powers of attorney with respect to all of the trademarks and applications for trademarks of each Borrower and Guarantor in form and substance satisfactory to Agent and its counsel;

(h) a copyright security agreement in form sufficient for recording in the United States Copyright Office, and related powers of attorney with respect to all of the copyrights and copyright applications of each Borrower and Guarantor in form and substance satisfactory to Agent and its counsel;

(i) Uniform Commercial Code financing statements in form and substance satisfactory to Agent and suitable for filing under the applicable state(s) version(s) of the Uniform Commercial Code, and satisfactory evidence of the filing of the such financing statements in the appropriate jurisdictions;

(j) [reserved];

(k) the Intercreditor Agreement;

(l) the Congress Credit Agreement and the Fee Letter;

(m) the Restructuring Agreement;

(n) the Agency Agreement; and

(o) the Participation Agreement.

Section 4.02 No Defaults. There shall exist no condition or event constituting an Event of Default.

Section 4.03 Representations and Warranties. The representations and warranties contained in Article V shall be true in all material respects on and as of the Closing Date, with the same effect as if made on and as of such date.

Section 4.04 Performance. Each Borrower and Guarantor shall have performed and complied in all material respects with all material agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing Date.

Section 4.05 Certificate. Borrowers and the Guarantors shall have delivered to Agent a certificate, dated the Closing Date and signed by the chief financial officer of Huffy, certifying to the matters covered by the conditions specified in Sections 4.02, 4.03 and 4.04.

Section 4.06 Insurance Report. Each Borrower and Guarantor shall have delivered to Agent an insurance certificate reflecting insurance covering its properties that satisfies the provisions of this Agreement and the other Loan Documents relating to insurance.

Section 4.07 Disbursement Instructions. Agent shall have received disbursement instructions from Borrowers requesting disbursement of the Loan proceeds in accordance with the applicable terms hereof.

Section 4.08 Opinion of Counsel for Borrowers and Guarantors. Agent shall have received the favorable opinion of counsel for Borrowers and the guarantors in the form and substance satisfactory to Agent and Lenders.

Section 4.09 Corporate Proceedings. Each Borrower and Guarantor shall have delivered to Agent, all dated as of the Closing Date (or as of a date recent to the Closing Date):

(i)  a copy of the certificate of incorporation of such Borrower or Guarantor certified by the Secretary of State of Ohio or of the state of incorporation if other than Ohio;

(ii)  certificate of good standing for such Borrower or Guarantor from the State of Ohio of the state of incorporation if other than Ohio;

(iii) a copy of the code of regulations of such Borrower or Guarantor certified by its Secretary or Assistant Secretary;

(iv) resolutions of the Board of Directors such Borrower or Guarantor authorizing the execution, delivery and performance of the Loan Documents or such of the Loan Documents as pertain to the Guarantors and the consummation of the transactions contemplated thereby, certified by its Secretary or Assistant Secretary; and

(v)  an incumbency certificate of such Borrower or Guarantor certifying the names of each of its officers and their signatures, certified by its Secretary or Assistant Secretary.

Section 4.10 Payment of Fees. Borrowers and the Guarantors shall have paid the origination fee and initial administrative fee required pursuant to Section 2.02 of this Agreement.

Section 4.11 Payment of Expenses. Borrowers and the Guarantors shall have paid, or reimbursed Agent for the amounts required to be paid or reimbursed by Borrower pursuant to Section 3.06 and Section 12.01 of this Agreement (it being understood, however, that the fees and disbursements of Thompson Hine & Flory LLP for its services to Agent, as well as the fees and disbursements of counsel for each of the Lenders for its services to such Lender, in connection with this Agreement and the transactions herein provided for shall be billed to Borrower after the Closing Date and paid by Borrower within 30 days of such billing).

Section 4.12 Schedules. Agent and each of the Lenders shall have received and approved (in its respective sole discretion) each of the Schedules attached hereto.

Section 4.13 Other Documents. Agent shall have received such other certificates, agreements and documents as Agent shall reasonably request relating to the properties, operations and conditions and existence of each of the Borrowers and the Guarantors, the corporate authority for and the validity of this Agreement and the other Loan Documents and any other matters relevant hereto and thereto.

Section 4.14 Congress Facility Paydown. The Existing Lenders shall have received a partial payment of the principal balances of the Pool Indebtedness from the application by the Existing Lenders of cash proceeds from borrowings by the Company under the Congress Facility in the amount of not less than $29,862,401.00.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BORROWERS

Borrowers jointly and severally represent and warrant to Lenders (which representations and warranties shall survive the execution of this Agreement until the full and complete payment, performance, and observance of all Obligations) that, on and as of the Closing Date:

Section 5.01 Corporate Existence, Power and Authority; Subsidiaries. Each Borrower, Guarantor and their Subsidiaries is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, where the failure to so qualify would have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Loan Documents and the transactions contemplated hereunder and thereunder are all within the corporate powers of each Borrower and Guarantor, have been duly authorized and are not in contravention of law or the terms of the certificate or articles of incorporation, regulations, by-laws, or other organizational documentation of each Borrower or Guarantor, or any material indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound. This Agreement and the other Loan Documents to which it is a party constitute legal, valid and binding obligations of each Borrower and Guarantor enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity. Borrowers and Guarantors do not have any Subsidiaries except as set forth on Schedule 5.01 hereof.

Section 5.02 Financial Statements; No Material Adverse Change. All consolidated financial statements relating to Borrowers and the Guarantors which have been or may hereafter be delivered by any Borrower or Guarantor to Agent or Lenders have been prepared on a consolidated basis in accordance with GAAP and fairly present the consolidated financial condition and the consolidated results of operation of Borrowers and Guarantors as at the dates and for the periods set forth therein (provided, that, monthly or quarterly statements are subject to normal year-end adjustments and may not contain footnotes required by GAAP). Except as disclosed in Schedule 5.02 hereto, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect, since the date of the most recent audited financial statements of Borrowers and Guarantor, furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement.

Section 5.03 Chief Executive Office; Collateral Locations. The chief executive office of each Borrower and Guarantor and each Borrower's and Guarantor's records concerning Accounts Receivable and Inventory are located only at the address set forth on the signature page hereto and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 5.03 hereto or as to Inventory, the locations permitted under Section 3.10 hereof and as to Equipment, the locations permitted under Section 3.11 hereof, subject to the right of each Borrower and Guarantor to establish new locations in accordance with Section 6.02 hereof. Schedule 5.03 hereto correctly identifies any of such locations which are not owned by Borrowers and Guarantors and sets forth the owners and/or operators thereof.

Section 5.04 Priority of Liens; Title to Properties. The liens and security interests granted to Agent, for itself and the ratable benefit of Lenders, under this Agreement and the other Loan Documents constitute valid and perfected first priority liens in and upon the Collateral (other than the Excluded Property), and as to the Congress Facility Priority Collateral and the Lease Debt Priority Collateral subject to the priorities set forth in the Intercreditor Agreement and subject to the liens indicated on Schedule 5.04 hereto and the other Liens permitted under Section 7.02 hereof (the "Permitted Exceptions"). Each Borrower and Guarantor has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent, for itself and the ratable benefit of Lenders, and Permitted Exceptions.

Section 5.05 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Except as set forth on Schedule 5.05 hereto, each Borrower or Guarantor, as the case may be, has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, and has collected, deposited and remitted in accordance with all applicable laws, all excise taxes and all sales and/or use taxes applicable to the conduct of its business, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor, as the case may be, and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Each Borrower and Guarantor has collected and remitted to the appropriate tax authority all excise taxes and sales and/or use taxes applicable to its business required to be collected and remitted under the laws of the United States and each possession or territory thereof, and each State or political subdivision thereof, including any State in which such Borrower or Guarantor owns any Inventory or owns or leases any other property.

Section 5.06 Litigation. Except as set forth on Schedule 5.06 hereto, there is no present investigation by any Governmental Authority pending, or to the best of the knowledge of any Borrower, threatened, against or affecting any Borrower or Guarantor or its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of the knowledge of any Borrower, threatened, against any Borrower or Guarantor or its assets or will, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against a Borrower or Guarantor would have a Material Adverse Effect.

Section 5.07 Compliance with Other Agreements and Applicable Laws.

(a) Except as set forth in Schedule 5.07 hereto, each Borrower, Guarantor and their Subsidiaries is not in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound with respect to which the default or violation of which would have a Material Adverse Effect. Each Borrower, Guarantor and their Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws with respect to which the failure to comply would have a Material Adverse Effect.

(b) Each Borrower, Guarantor and their Subsidiaries has obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority (the "Permits") required for the lawful conduct of its business where the failure to obtain such Permit would have a Material Adverse Effect. The Permits constitute all permits, licenses, approvals, consents, certificates, orders or authorizations necessary for each Borrower, Guarantor and their Subsidiaries to own and operate its business as presently conducted or proposed to be conducted where the failure to have such Permits would have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or, to the best of Borrowers' knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which would have a Material Adverse Effect.

Section 5.08 Environmental Compliance.

(a) Except as set forth on Schedule 5.08 hereto, no Borrower, Guarantor or any of their Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law where the violation would have a Material Adverse Effect, or violates any license, permit, certificate, approval or similar authorization issued to any Borrower, Guarantor or such Subsidiary thereunder where the violation thereof would have a Material Adverse Effect. Except as set forth on Schedule 5.08 hereto, the operations of each Borrower, Guarantor and their Subsidiaries comply in all respects with all applicable Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder where the failure to comply therewith or the violation thereof would have a Material Adverse Effect.

(b) Except as set forth on Schedule 5.08 hereto, (i) there is no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person pending or, to the best of the knowledge of any Borrower, threatened, with respect to any non-compliance with or violation of the requirements of any applicable Environmental Law by any Borrower, Guarantor and their Subsidiaries which would have a Material Adverse Effect, (ii) there has not been any release, spill or discharge of any Hazardous Material on any properties of any Borrower, Guarantor or such Subsidiary, or to the best of the knowledge of any Borrower, releases, spills or discharges from any properties at which any Borrower, Guarantor or such Subsidiary has transported, stored or disposed of any Hazardous Materials which would have a Material Adverse Effect, and (iii) there has not been any generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental matter which affects any Borrower or Guarantor or its business, operations or assets in any manner which would have a Material Adverse Effect.

(c) Except as set forth on Schedule 5.08 hereto, no Borrower, Guarantor or any of their Subsidiaries has any liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which would have a Material Adverse Effect.

(d) Except as set forth on Schedule 5.08 hereto, each Borrower, Guarantor and their Subsidiaries has all licenses, certificates, approvals, similar authorizations and other permits required to be obtained or filed in connection with the operations of such Borrower, Guarantor and Subsidiary under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect in each case where the failure to obtain or maintain such licenses, permits, certificates, approvals or similar authorizations would have a Material Adverse Effect.

Section 5.09 Employee Benefits.

(a) No Borrower or Guarantor has engaged in any transaction in connection with which any Borrower or Guarantor or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed by the Code, including any accumulated funding deficiency described in Section 5.09(c) hereof and any deficiency with respect to vested accrued benefits described in Section 5.09(d) hereof.

(b) Except for the payment of premium obligations in the ordinary course of business consistent with the current practices of Borrowers and Guarantors, no liability to the PBGC has been or is expected by any Borrower or Guarantor to be incurred with respect to any employee benefit plan of any Borrower or Guarantor or any of its ERISA Affiliates. Except as set forth on Schedule 5.09 hereto, there has been no reportable event (within the meaning of ERISA) or any other event or condition with respect to any employee benefit plan of any Borrower or Guarantor or any of its ERISA Affiliates which presents a risk of termination of any such plan by the PBGC, provided, that, as to the reportable events described on Schedule 5.09 hereto, each of such event referred to therein have been waived or cured pursuant to the terms of the Congress Credit Agreement.

(c) Full payment has been made of all amounts which any Borrower or Guarantor or any of its ERISA Affiliates is required under ERISA and the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in ERISA and the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 5.09(a) hereof and any deficiency with respect to vested accrued benefits described in Section 5.09(d) hereof.

(d) Except as set forth in Schedule 5.09 hereto, the current value of all vested accrued benefits under all employee pension benefit plans maintained by any Borrower or Guarantor that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 5.09(a) hereof and any accumulated funding deficiency described in Section 5.09(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

(e) Except as set forth on Schedule 5.09 hereto, no Borrower, Guarantor or any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in ERISA) that is subject to Title IV of ERISA.

Section 5.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 5.10 hereto, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 7.10 below.

Section 5.11 Intellectual Property. Except as described in Schedule 5.11 hereto, each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, each Borrower does not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 5.11 hereto and has not granted any licenses with respect thereto other than as set forth in Schedule 5.11 hereto. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of the knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 5.11 lists all of the agreements or other arrangements of each Borrower pursuant to which such Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of each Borrower as in effect on the date hereof. As of the date hereof, such license and other rights are in full and effect, no default or event of default exists with respect thereto and the Borrower party thereto is in compliance with the terms thereof in all material respects and no party thereto has sent any notice of termination or of its intention to terminate such license or rights, except as set forth on Schedule 5.11 hereto. No trademark, servicemark or other Intellectual Property at any time used by any Borrower which is owned by another person, or owned by any Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except to the extent permitted under the term of the license agreements listed on Schedule 5.11 hereto.

Section 5.12 Financial Statements.

(a) None of the financial statements, reports and other information furnished or to be furnished by any Borrower or Guarantor to Agent or any Lender with respect to Huffy and its Subsidiaries contain, as of their respective dates, any untrue statement of material fact or omit to state any material fact necessary to make the information therein not misleading. Such financial statements and reports were and will be prepared in accordance with GAAP consistently applied (other than those unaudited financial statements and reports and other than consolidating financial statements provided to Agent which will be prepared consistent with the current practices of Huffy), and all financial statements shall fairly present the consolidated and consolidating financial condition and results of operations of the applicable Persons, as of the dates and for the periods indicated thereon.

(b) The Projections furnished by any Borrower or Guarantor to Agent or any Lender prior to the date of this Agreement represent the reasonable, good faith opinion of Borrowers and their management as to the subject matter thereof, provided, that, the Projections exclude (i) certain non-recurring reorganization and restructuring charges as described therein, including refinancing charges and professional fees incurred in connection with the transactions contemplated hereunder to the extent not amortized as prepaid Interest Expense, and (ii) certain intercompany accounting entries affecting the intercompany balances and shareholders' equity of WIS, Huffy Service First and Huffy, but not Huffy's shareholders' equity on a consolidated basis.

Section 5.13 Disclosure.

(a) The information contained in the representations and warranties of each Borrower and Guarantor set forth in this Agreement, the other Loan Documents, or in any other instrument, document, list, certificate, statement, schedule or exhibit heretofore delivered or to be delivered to Agent or any Lender, as contemplated in this Agreement or in the other Loan Documents, does not contain and will not contain any untrue statement of a material fact and does not omit and will not omit to state a material fact necessary in order to make the information contained herein or therein not misleading.

(b) After giving effect to the transactions contemplated by this Agreement, the other Loan Documents, and the other instruments or documents delivered in connection herewith and therewith, there does not exist and there has not occurred any act, condition or event which constitutes an Event of Default or which, with notice or passage of time or both would constitute an Event of Default.

Section 5.14 Governmental Authority. No consent, approval or other action of, or filing with, or notice to any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the other Loan Documents or any of the instruments or documents to be delivered pursuant hereto or thereto, except for those consents or approvals already obtained by Borrowers and Guarantor which are in full force and effect as of the date hereof, the filing of UCC financing statements and the disclosures and filings required under applicable securities laws and by securities exchanges (which disclosures and filing have been done or shall be done in accordance with such laws).

Section 5.15 Capitalization.

All of the issued and outstanding shares of Capital Stock of Huffy Brands Company, Hufco-Delaware Company, Huffy Sports, Inc., Royce Union and American Sports are directly and beneficially owned and held by Huffy and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except in favor of Agent, for itself and the ratable benefit of Lenders, and as permitted hereunder. All of the issued and outstanding shares of Capital Stock of Huffy Service First, HCAC, Inc. and WIS are directly and beneficially owned and held by Huffy Brands and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind except in favor of Agent, for itself and the ratable benefit of Lenders and as permitted herein. Ninety-nine and one-half (99 1/2%) percent of all of the issued and outstanding shares of Class A common stock of Huffy Risk Management, Inc. are owned by Huffy Service First, one-half (1/2%) percent of all of the issued and outstanding shares of the Class A common stock of Huffy Risk Management, Inc. are owned by Huffy and one hundred (100%) percent of all of the issued and outstanding shares of the Class B common stock of Huffy Risk Management, Inc. are owned by J.H. Marsh and McClennan.

Section 5.16 Labor Disputes.

(a) Set forth on Schedule 5.16 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Borrower or Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b) There is (i) no unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of the knowledge of any Borrower or Guarantor, threatened against it, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of the knowledge of any Borrower or Guarantor, threatened against it where such complaint, grievance or arbitration would have a Material Adverse Effect, and (ii) no strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of the knowledge of any Borrower or Guarantor, threatened against any Borrower or Guarantor where such strike, labor dispute, slowdown or stoppage would have a Material Adverse Effect.

Section 5.17 Corporate Name; Prior Transactions. Each Borrower and Guarantor has not, during the past five (5) years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth on Schedule 5.17 hereto.

Section 5.18 Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its respective Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its respective Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its respective Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

Section 5.19 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or Lenders in connection with this Agreement or any of the other Loan Documents or any transaction contemplated hereby or thereby, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent or Lenders in writing.

Section 5.20 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent and Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent and Lenders.

ARTICLE VI

AFFIRMATIVE COVENANTS OF BORROWERS

Borrowers jointly and severally undertake, covenant, and agree that, until the full and complete payment, performance, and observance of all Obligations:

Section 6.01 Maintenance of Existence. Each Borrower shall, and shall cause each Guarantor and any Subsidiary to, at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and permits necessary to carry on the business as presently or proposed to be conducted, where the failure to preserve, renew, or keep in full force and effect any of the foregoing would have a Material Adverse Effect. Each Borrower shall, and shall cause each Guarantor and any Subsidiary to, give Agent thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and each Borrower and Guarantor shall deliver to Agent a copy of the amendment to the Certificate of Incorporation of such Borrower, Guarantor or such Subsidiary providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Borrower, Guarantor or such Subsidiary as soon as it is available.

Section 6.02 New Collateral Locations. Each Borrower and Guarantor may open any new location within the continental United States provided such Borrower or Guarantor (a) gives Agent ten (10) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect the interest of Agent, for itself and the ratable benefit of Lenders, in the Collateral or any other property which is security for the Obligations at such location, including UCC financing statements with respect to the Collateral or such other property.

Section 6.03 Compliance with Laws, Regulations, Etc.

(a) Each Borrower shall, and shall cause each Guarantor and any Subsidiary to, at all times, to comply in all respects with all laws, rules, regulations, licenses, approvals, orders and permits applicable to it and duly observe all requirements of any Federal, State or local Governmental Authority (including the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws) in each case where the failure to so comply has or would have a Material Adverse Effect.

(b) Each Borrower and Guarantor shall give both oral and written notice to Agent promptly after the receipt by any Borrower or Guarantor of any notice of, or any Borrower's or Guarantor's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material in violation of any Environmental Law where such violation has or would have a Material Adverse Effect, or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor in any material respect where such non-compliance or violation has or would have a Material Adverse Effect, or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material where the release, spill or discharge thereof has or would have a Material Adverse Effect, or (C) any other environmental, health or safety matter, which materially adversely effects any Borrower, Guarantor or its business, operations or assets or any properties at which any Borrower or Guarantor transported, stored or disposed of any Hazardous Materials involving a violation of any Environmental Law where such violation has or would have a Material Adverse Effect.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is any non-compliance, or any condition which requires any action by or on behalf of Borrower or Guarantor in order to avoid any non-compliance with any Environmental Law where such non-compliance has or would have a Material Adverse Effect, Borrowers and Guarantor shall, at Agent's reasonable request and Borrowers' expense: (i) cause an independent environmental engineer reasonably acceptable to such Agent to conduct such tests of the site where such Borrower's or Guarantor's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's or Guarantor's response thereto or the estimated costs thereof, shall change in any material respect.

(d) Each Borrower shall indemnify and hold harmless Agent, Lenders, their directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and legal expenses) arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material on any real property owned by such Borrower or any Guarantor, including the costs of any repair, cleanup or other remedial work required under any Environmental Law or by any Governmental Authority with respect to such property of such Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans except for such losses, claims, damages, liabilities, costs or expenses as a result of the gross negligence or wilful misconduct of Agent or such Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. All representations, warranties, covenants and indemnifications in this Section 6.03 shall survive the payment of the Obligations and the termination of this Agreement.

Section 6.04 Payment of Taxes and Claims. Each Borrower shall, and shall cause each Guarantor and any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Each Borrower shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and each Borrower agrees to indemnify and hold Agent and Lenders harmless with respect to the foregoing, and to repay to Agent and Lenders on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loan. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

Section 6.05 Insurance. Each Borrower shall, and shall cause each Guarantor and any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Such policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Agent and Lenders acknowledge that the policies of insurance maintained by Borrowers and Guarantors as disclosed to Agent are satisfactory as of the date hereof based on the circumstances of Borrowers and Guarantors as of the date hereof. If such policies are cancelled or expire, Borrowers and Guarantors may obtain new policies from different insurance companies so long as such policies and insurance company are comparable to the insurance policies and insurance company existing on the date hereof regarding form, amount and insurer. Borrowers shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower fails to do so, Agent is authorized, but not required after notice to Huffy, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage (other than as a result of the failure to pay premiums, and ten (10) days prior written notice to Agent of any cancellation or reduction of coverage as the result of the failure to pay premiums) and that Agent may act as attorney for each Borrower, Guarantors or such Subsidiary in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantor shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent, for the benefit of Lenders, as its interests may appear and further specify that Agent shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its Affiliates. At its option, Agent may apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations.

Section 6.06 Financial Statements and Other Information.

(a) Each Borrower shall, and shall cause each Guarantor and its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the businesses of Borrowers, Guarantors and their Subsidiaries (if any) in accordance with GAAP and Borrowers and Guarantors shall furnish or cause to be furnished to Agent: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements of Huffy and its Subsidiaries (including in each case balance sheets, statements of income and loss, and statements of cash flow) and monthly unaudited consolidating financial statements of Huffy and its Subsidiaries (including in each case, balance sheets, statements of income and loss, and statements of cash flow), in each case, all in reasonable detail, fairly presenting the financial position and the results of the operations of Huffy and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Huffy, subject to normal year-end adjustments, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers were in compliance with the covenants set forth in Section 6.09 of this Agreement for such month (provided, that, such monthly unaudited consolidating financial statements may not be prepared in accordance with GAAP, but shall in each case be prepared consistent with the current practices of Huffy and its Subsidiaries as of the date hereof), (ii) within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements of Huffy and its Subsidiaries (including in each case, balance sheets, statements of income and loss and statements of cash flow) and unaudited consolidating financial statements of Huffy and its Subsidiaries (including in each case, balance sheets, statements of income and loss and statements of cash flow), in each case in reasonable detail, fairly presenting the financial position and the results of operations of Huffy and its Subsidiaries as of the end of and through such fiscal quarter (provided, that, such quarterly unaudited consolidating financial statements may not be prepared in accordance with GAAP, but shall in each case be prepared consistent with the current practices of Huffy and its Subsidiaries as of the date hereof), and (iii) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of Huffy and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, and unaudited consolidating financial statements of Huffy and its Subsidiaries (including in each case, balance sheets, statements of income and loss and statements of cash flow), in each case in reasonable detail, fairly presenting the financial position and the results of the operations of Huffy and its Subsidiaries as of the end of and for such fiscal year (provided, that, such annual unaudited consolidating financial statements may not be prepared in accordance with GAAP, but shall in each case be prepared consistent with the current practices of Huffy and its Subsidiaries as of the date hereof), together with, as to the consolidated financial statements, the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Huffy and reasonably acceptable to Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Huffy and its Subsidiaries as of the end of and for the fiscal year then ended. Agent acknowledges that as of the date hereof KPMG Peat Marwick is an independent accounting firm acceptable to Agent for this purpose.

(b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral having a value of $150,000 in any one case or $250,000 in the aggregate or which would have a Material Adverse Effect and (ii) the occurrence of any Event of Default or act, condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

(c) Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of any Borrower or Guarantor, as Agent may, from time to time, reasonably request. Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower or Guarantor to any court or other Governmental Authority requiring a copy or to any participant or assignee or prospective participant or assignee. In the event that Borrowers or Guarantors shall fail to promptly deliver any copies of financial statements or any reports or management letters prepared by accountants and auditors on behalf of any Borrower, Agent may request such items directly from such accountants and auditors. Each Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers' expense, copies of the financial statements of Borrowers and Guarantors and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by such Agent one (1) year after the same are delivered to such Agent, except as otherwise designated by Borrowers to such Agent in writing.

Section 6.07 Year 2000 Compliance. Each Borrower shall, and cause each Guarantor to, take all action which may be required so that its computer-based information systems, including, without limitation, all of its proprietary computer hardware and software (and whether supplied by others or with which Borrowers' or Guarantors' systems interface) are able to operate effectively and correctly process data using dates on or after January 1, 2000. Compliance with the foregoing shall mean that the systems will operate and correctly process data without human intervention such that (a)  there is correct century recognition, (b) calculations properly accommodate same century and multi-century formulas and date values,  and (c) all leap years shall be calculated correctly. Upon Agent's request, Borrowers shall, and shall cause Guarantors to, certify to Agent in writing that its information systems have been modified, updated and programmed as required by this Section, provided, that, Borrowers and Guarantors have received any certification from Agent and Lenders required in order for Borrowers and Guarantors to provide such certification to Agent. On and after January 1, 2000, the computer-based information systems of Borrowers and Guarantors shall be, and with ordinary course upgrading and maintenance, will continue to be sufficient to permit Borrowers and Guarantors to conduct their businesses without any adverse effect as a result of the year 2000.

Section 6.08 Financial Advisor. Borrowers shall at all times, at their expense, retain and consult with Development Specialists, Inc., PaineWebber, Inc. or another financial advisor acceptable to Agent and the Lenders. Borrowers shall allow Agent and the Lenders to meet with their financial advisor, if an Event of Default is not continuing, not more often than once a calendar quarter, or, if an Event of Default is continuing, as often as requested by Agent or any Lender, to review Borrowers' financial condition and operations.

Section 6.09 Minimum EBITDA.

(a) The EBITDA of Huffy for each fiscal month in the year 2000 shall be not less than the amount for such month calculated as follows: (i) the sum of the EBITDA of the business units of Huffy for such month set forth on Schedule 6.09 hereof (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) minus (ii) the greater of (A) the amount equal to forty (40%) percent multiplied by the sum of the EBITDA of the business units of Huffy for such month set forth on Schedule 6.09 hereof (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) or (B) $750,000. The EBITDA used for the purpose of the foregoing calculations shall be the amount designated on Schedule 6.09 as the line item "EBITDA per November 17, 1999 Projections" for each of the Huffy business units.

(b) The EBITDA of Huffy for each fiscal quarter in the year 2000 shall be not less than the amount for such quarter calculated as follows: (i) the sum of the EBITDA of the business units of Huffy for each month as set forth on Schedule 6.09 hereto (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) of the three (3) months in such fiscal quarter multiplied by (ii) eighty (80%) percent.

(c) Huffy shall deliver to Agent not later than December 1, 2000 detailed projections in form substantially consistent with the projections set forth on Schedule 5.12 hereto (and otherwise in a manner consistent with such projections except as Agent may otherwise specifically agree) and containing such information with respect thereto as Agent may reasonably require. Such projections are referred to herein as the "2001 Projections." The 2001 Projections, together with the summaries of assumptions and projections based on historical performance with respect thereto, furnished by Huffy to Agent shall represent the reasonable, good faith opinion of Huffy and its management as to the subject matter thereof and shall be based on assumptions which are reasonable under the circumstances at the time.

(d) The EBITDA of Huffy for each fiscal month in the year 2001 shall be not less than the greater of: (i) the amount equal to the EBITDA of Huffy required to be maintained in the corresponding month in the year 2000 calculated as provided in Section 6.09(a) above or (ii) the amount for such month calculated as follows: (A) the sum of the EBITDA of the business units of Huffy for such month set forth in the 2001 Projections (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) minus (B) the greater of (1) the amount equal to forty (40%) percent multiplied by the sum of the EBITDA of the business units of Huffy for such month set forth in the 2001 Projections (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) or (2) $750,000.

(e) The EBITDA of Huffy for each fiscal quarter in the year 2001 shall be not less than the greater of: (i) the amount equal to the EBITDA of Huffy required to be maintained in the corresponding quarter in the year 2000 calculated as provided in Section 6.09(b) above or (ii) the amount for such quarter calculated as follows: (A) the sum of EBITDA of the business units of Huffy for each month as set forth in the 2001 Projections (including for this purpose the EBITDA only of those business units which have not been sold as of the last day of such month) for the three (3) months in such fiscal quarter multiplied by (B) eighty (80%) percent.

Section 6.10 Post-Closing Items. Borrower will, and will cause Guarantors to, promptly perform and complete to the satisfaction of Agent (unless waived by Agent), each of the following matters:

(a) With respect to each owner of a Leased Property or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in each case, as designated by Agent (other than owner, custodian or operator with respect to whom Agent has already received a Collateral Access Agreement and the owner of the Leased Property located at 2055 Progress Drive, Farmington, Missouri), the Borrower or Guarantor which leases such Leased Property or owns such Collateral shall, on or before the date ninety (90) days following the Closing Date (the "Satisfaction Date"), submit to the owner of such Leased Property a Collateral Access Agreement and thereafter use its best efforts to cause such owner to execute and deliver such a Collateral Access Agreement to Agent.

(b) With respect to each Leased Property designated by Agent (other than the Leased Property located at 2055 Progress Drive, Farmington, Missouri), the Borrower or Guarantor which leases such Leased Property shall, on or before the Satisfaction Date, execute and deliver to Agent a leasehold mortgage in form and substance satisfactory to Agent or a Lease Assignment with respect to its interest as lessee with respect to such Leased Property and submit to the owner of such Leased Property an estoppel certificate in form and substance satisfactory to Agent with respect to such leasehold mortgage or such Lease Assignment and thereafter use its best efforts to cause such owner to execute and deliver such estoppel certificate or Lease Assignment to Agent.

(c) With respect to the real property owned by WIS and located at 7130-7150 El Cajon Boulevard, San Diego, California, WIS shall, on or before the Satisfaction Date, execute and deliver to Agent a Mortgage with respect to such owned real property together with the documents required by Section 3.04 hereof. This subsection (c) shall not limit the rights of Agent and the Lenders under Section 3.04 of this Agreement with respect to any other real property now or hereafter owned by any Borrower or Guarantor.

(d) With respect to the Celina Property, Huffy shall, on or before the Satisfaction Date, execute and deliver to Agent a Mortgage with respect to such owned real property together with the documents required by Section 3.04 hereof. This subsection (d) shall not limit the rights of Agent and the Lenders under Section 3.04 of this Agreement with respect to any other real property now or hereafter owned by any Borrower or Guarantor.

(e) With respect to any Intellectual Property licensed by any Borrower or Guarantor, the Borrower or Guarantor to which such Intellectual Property is licensed shall, on or before the Satisfaction Date, submit to the owner and licensor of such Intellectual Property an agreement in form and substance satisfactory to Agent providing, inter alia, for Agent to have the right to use such Intellectual Property to realize on the Collateral on terms and conditions acceptable to Agent and thereafter use its best efforts to cause such owner to execute and deliver such agreement to Agent.

ARTICLE VII

NEGATIVE COVENANTS OF BORROWERS

Borrowers jointly and severally undertake, covenant, and agree that, until all principal of and interest on the Loan and the Notes and all other obligations, liabilities, and Indebtedness of Borrowers to Agent and/or the Lenders under this Agreement have been paid in full and the commitments in respect of all of the Loan have expired or been terminated:

Section 7.01 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower shall not, and shall not permit any Guarantor or any Subsidiary to, directly or indirectly:

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or

(b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

(i) sales of Inventory in the ordinary course of business;

(ii) the disposition of worn-out or obsolete Equipment so long as (A) such sales do not involve Equipment having an aggregate fair market value in excess of $500,000 for all such Equipment disposed of in any fiscal year and (B) all proceeds are paid to Agent for application to the Obligations in such order and manner as Agent may determine;

(iii) Asset Sales, to the extent not otherwise provided herein, by any Borrower or Guarantor after the date hereof to the extent consented to in writing by Agent and Lenders;

(iv) sales or other dispositions by Huffy of the Equipment and real property of Huffy currently located at the premises of Huffy at 2055 Progress Drive, Farmington, Missouri 63640, the Equipment and real property of Huffy currently located at 5645 Pepper Chase Drive, Southhaven, Mississippi, 38671, the Celina Property, the real property subject to the Farmington Lease, the real property subject to the Miamisburg Headquarters Lease or the sale or other disposition by HCAC, Inc. of the Harrisburg Property or the sale by WIS of the Equipment and real property of WIS currently located at the premises of WIS at 7130-7150 El Cajon Boulevard, San Diego, California 92115, provided, that, as to each and all such sales:

(A) Agent shall have received not less than ten (10) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request,

(B) as of the date of such sale or other disposition and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time would constitute an Event of Default, shall exist or have occurred,

(C) such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction, and

(D) any and all Net Available Proceeds payable or delivered to any Borrower or Guarantor in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Agent for application to the Obligations in such order and in such amounts as Agent may determine, except to the extent otherwise provided in the Intercreditor Agreement,

(v) the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof; provided, that, (A) Agent shall have received not less than three (3) Business Days prior written notice of such issuance and sale, which notice shall specify the party selling such Capital Stock, the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except that such Borrower or Guarantor may pay cash dividends in respect of such Capital Stock on terms and conditions and in amounts acceptable to Agent so long as Agent shall have received, in form and substance satisfactory to Agent, an agreement in writing from the holders of such shares of Capital Stock with respect to the rights to payment and other rights of the holder of such shares, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower or Guarantor to request or receive Loan or the right of any Borrower or Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Loan Documents or otherwise in any way relate to or affect the arrangements of any Borrower or Guarantor with Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock of such Borrower or Guarantor in effect on the date hereof, and (D) as of the date of such issuance and sale and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred;

(vi) the licensing by Huffy Brands Company of Intellectual Property owned by it to any Borrower, provided, that, as to any such license: (A) any rights of such Borrower shall be subject to the rights of Agent and Lenders in such Intellectual Property (including the rights of Agent and Lenders to use such Intellectual Property as provided in Section 10.2 hereof), (B) such license shall not impair, hinder or otherwise adversely affect the rights of Agent and Lenders with respect to such Intellectual Property, (C) such license as to any Borrower shall be consistent with the reasonable requirements of such Borrower in the ordinary course of its business and on terms no less favorable to such Borrower then Borrower would otherwise be able to obtain from any person which is not an Affiliate (assuming for this purpose that such other person were the owner of the Intellectual Property subject to such license), (D) no Borrower or Guarantor shall make or be required to make any payments in cash or other immediately available funds or other property to Huffy Brands Company pursuant to such license arrangements and (E) all Indebtedness and other obligations of any Borrower to Huffy Brands Company arising in connection with such licensing arrangements shall be subject and subordinate in right of payment to the prior indefeasible payment and satisfaction in full of the Obligation;

(vii) the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to a stock option plan (including, without limitation, the Amended and Restated 1989 Employee Stock Option Purchase Plan which became effective as of January 1, 1999) or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock option plans or 401(k) plans which would result in a Change of Control or other Event of Default;

(viii) the transfer by Huffy Brands Company of the Intellectual Property owned by Huffy Brands Company to the Borrower that licenses such Intellectual Property as of the date hereof from Huffy Brands Company on or about the date of a Business Unit Sale of the assets of such Borrower, so long as such Business Unit Sale has been consented to by Agent and the Intellectual Property so transferred shall remain subject to the security interest and lien of Agent (such that the security interest and lien of Agent shall continue in the Intellectual Property as so transferred and owned by such Borrower until such security interest and lien may be released pursuant to such Business Unit Sale subject to such terms and conditions as Agent may agree);

(c) wind up, liquidate or dissolve; or

(d) agree to do any of the foregoing.

Section 7.02 Encumbrances. Each Borrower shall not, and shall not permit any Guarantor or Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except:

(a) Liens and security interests of Agent for itself and the benefit of Lenders;

(b) Liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to any Borrower, Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of the business of any Borrower, Guarantor or Subsidiary, as the case may be, to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) Liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) Equipment or other materials which are not owned by a Borrower located on the premises of such Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrowers and the precautionary UCC financing statement filings in respect thereof;

(e) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of any real property owned by any Borrower, Guarantor or Subsidiary which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of any Borrower, Guarantor or Subsidiary, as the case may be, as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(f) purchase money security interests in any Equipment (including Capitalized Lease Obligations) owned by any Borrower and purchase money mortgages on real property owned by any Borrower arising after the date hereof to secure Indebtedness of any Borrower permitted under Section 7.03 hereof so long as such security interests and mortgages do not apply to any property of such Borrower other than the Equipment or real property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or real property so acquired, as the case may be;

(g) deposits of cash with the owner or lessor of premises leased and operated by any Borrower in the ordinary course of the business of such Borrower to secure the performance by such Borrower of its obligations under the terms of the lease for such premises;

(h) Liens and security interests of Congress for itself and the benefit of the Congress Facility Lenders on the Collateral to secure the Indebtedness of Borrowers to the Congress Facility Lenders permitted under Section 7.03 hereof, which liens and security interests are, in all respects, subject and subordinate in priority to the liens and security interests of Agent in the Collateral (other than the Congress Facility Priority Collateral) pursuant to the Intercreditor Agreement;

(i) Liens and security interests in the Lease Debt Priority Collateral securing the Lease Debt permitted under Section 7.03(c) hereof;

(j) Liens and mortgages of Bank of America on the real property and fixtures related thereto of WIS located at 7130-7150 El Cajon Boulevard, San Diego, California 92115 to secure the Indebtedness of WIS permitted under Section 7.03(d) hereof;

(k) Liens and security interests in the Collateral securing the Pool Indebtedness permitted under Section 7.03(c) hereof; and

(l) Liens and security interests set forth on Schedule 5.4 hereto.

Section 7.03 Indebtedness. Each Borrower shall not, and shall not permit any Guarantor or Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness arising in the ordinary course of the business of such Borrower, Guarantor or Subsidiary in connection with worker's compensation, unemployment insurance or other types of social security benefits in each case consistent with the current practices of such Borrower, Guarantor or Subsidiary as of the date hereof;

(c) Indebtedness of Borrowers under the Congress Facility evidenced by or arising under the Congress Credit Agreement under the Lease Debt as evidenced by the Miamisburg Headquarters Lease, the Sussex Lease Agreement or the Farmington Lease, and under the Pool Indebtedness as evidenced by the Restructuring Agreement; provided, that the principal amount of the Indebtedness shall not exceed $100,000,000 as to the Congress Facility, $27,134,417 as to the Pool Indebtedness (which includes amounts for Bank One letters of credit for which payments have been made directly to the beneficiaries by Huffy prior to the date hereof) and $8,750,000 as to the Lease Debt, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest thereon at the rate provided in the Congress Credit Agreement and the documents evidencing the Pool Indebtedness and Lease Debt as in effect on the date hereof;

(d) Indebtedness of WIS arising pursuant to the Construction Loan Agreement, dated June 1, 1984, between WIS and Bank of America and the variable interest real estate note, dated June 1, 1984, issued by WIS payable to Bank of America to evidence such Indebtedness as each in effect on the date hereof; provided, that the principal amount of such Indebtedness shall not exceed $705,000, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in such variable interest real estate note as in effect on the date hereof;

(e) Indebtedness of Huffy evidenced by or related to the Farmington Lease as in effect on the date hereof; provided, that (i) the aggregate amount required to be paid by Huffy pursuant to such Lease Agreement shall not exceed $14,788,618, being the currently outstanding principal amount of the Farmington Bonds as of the date hereof which is $13,447,125 after giving effect to the payment in respect thereof by Huffy on the date hereof in the amount of $7,919,693, plus related unfunded amounts owed of $1,341,493, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in the Farmington Bonds as in effect on the date hereof (any proceeds from the sale of the real property and Equipment subject to the Farmington Lease will be applied to the reduction of $14,788,618 of Prudential Indebtedness whether funded or unfunded), and (ii) Borrowers shall not make or be required to make any payments in respect of the Farmington Lease or otherwise in respect of the Farmington Bonds, except (A) to the extent that any payments in respect of the Term Loan Senior Debt (as defined in the Restructuring Agreement) or the Term Loan Subordinated Debt (as defined in the Restructuring Agreement) which are permitted to be made hereunder are allocated to the obligations of Huffy in respect thereof, and (B) for payments required to be made under the terms of the Farmington Lease as in effect on the date hereof directly to the City of Farmington, Missouri, for its own account (and not for the benefit of Prudential) in an amount up to $36,000 in any year, and (C) for payments in respect of real estate and personal property taxes with respect to the real property and Equipment subject to the Farmington Lease;

(f) Hedging Obligations of Borrower consisting of interest rate protection obligations entered into by Borrower in the ordinary course of the business of Borrower consistent with the current practices of Borrower as of the date hereof; provided, that, such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000, are not for speculative purposes and such Indebtedness shall be unsecured;

(g) unsecured Indebtedness of any Borrower to any other Borrower on or arising after the date hereof pursuant to loans or advances by such Borrower to such other Borrower, provided, that, as to any such loan, (i) each month Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of any change in the outstanding amount of such loans from the amount set forth in the most recent report thereof previously provided to Agent under this clause (g)(i), (ii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (iii) as of the date of the making of such loan and after giving effect thereto, the Borrower making such loan shall be Solvent; (iv) as of the date of each such loan and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, and (v) as of the date of any such loan and after giving effect thereto, the Excess Availability of the Borrower making such loan shall be not less than $15,000,000 as to loans or advances made by Huffy, $1,500,000 as to loans or advances made by Royce Union, $1,000,000 as to loans or advances made by Huffy Service First, $100,000 as to loans or advances made by American Sports or $2,000,000 as to loans or advances made by WIS;

(h) unsecured Indebtedness of any Borrower to any Guarantor or any Subsidiary of any Borrower or Guarantor (other than Borrowers) arising on or after the date hereof pursuant to loans by such Guarantor or Subsidiary thereof to such Borrower, provided, that, as to any such loan (i) the Indebtedness arising pursuant to such loan is subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent,  (ii) Agent shall have received, in form and substance satisfactory to Agent, a subordination agreement providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor or Subsidiary (as the case may be) and Borrower, (iii) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness, (iv) each month Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of any change in the outstanding amount of such loans from the amount set forth in the most recent report thereof previously provided to Agent under this clause (h)(iv), and (v) such Indebtedness shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require;

(i) unsecured Indebtedness of any Guarantor to any other Guarantor arising on or after the date hereof pursuant to loans by such Guarantor to such other Guarantor, provided, that, as to any such loan, (i) each month Borrowers shall provide to Agent a report in form and substance satisfactory to Agent of any change in the outstanding amount of such loans from the amount set forth in the most recent report thereof previously provided to Agent, (ii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, and (iii) as of the date of the making of such loan and after giving effect thereto, the Guarantor making such loan shall be Solvent;

(j) Indebtedness of any Subsidiary of Huffy, other than Borrowers and Guarantors, provided, that, (i) as to any such Indebtedness Borrowers and Guarantors shall not be directly or indirectly liable (by virtue of such Borrower or Guarantor being the primary obligor on, guarantor of, or otherwise liable in any respect of such Indebtedness), (ii) the occurrence of a default with respect thereto shall not result in, or permit any holder of any Indebtedness of any Borrower or Guarantor to declare a default on Indebtedness of any Borrower or Guarantor or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (iii) the aggregate amount of all of such Indebtedness shall not exceed $250,000 at any time outstanding;

(k) unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof owing to any Person (other than any other Borrower or Guarantor); provided, that, as to any such Indebtedness, each of the following conditions is satisfied as determined by Agent: (i) Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (ii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereof, (iii) such Indebtedness shall be incurred by such Borrower or Guarantor at commercially reasonable rates and terms in a bona fide arm's length transaction, (iv) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of any Borrower or Guarantor, unless such Indebtedness is subordinated in right of payment to the indefeasible payment and satisfaction in full of the Obligations and Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for such subordination and related matters, duly authorized, executed and delivered by the person to whom such Indebtedness is owed, such Borrower and Guarantor, (v) as of the date of incurring such Indebtedness, and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (vi) the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed $5,000,000, (vii) such Indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agent or Lenders or any rights of Agent or Lenders as determined in good faith by Agent or which are more restrictive or burdensome than the terms or conditions of any other Indebtedness of any Borrower (taken as a whole) as in effect on the date hereof, (viii) Borrowers shall be in compliance with Section 6.09 hereof after giving effect to such Indebtedness on a pro forma basis, (ix) such Borrower or Guarantor may only make regularly scheduled payments of principal and interest in respect of such Indebtedness, except as consented to in writing by Agent, (x) such Borrower or Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such Indebtedness, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (xi) Borrowers and Guarantor shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower and Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(l) unsecured Indebtedness of any Borrower to any senior management employees of such Borrower and unsecured Indebtedness of any Borrower to any non-senior management employees of such Borrower arising pursuant to the severance policies of such Borrower, in each case in connection with a proposed Business Unit Sale with respect to the Borrower by whom such employees are employed, provided, that (i) promptly upon Agent's request, Borrowers shall provide to Agent a copy of such severance policies and retention agreements and the terms of such severance obligations and retention agreements and other information with respect thereto as may be requested by Agent, (ii) the amounts which such Borrower is obligated to pay pursuant to such severance obligations and retention agreements shall only be payable to employee upon the effectiveness of the Business Unit Sale with respect to the Borrower by whom the employees are employed, and (iii) the aggregate amount that Borrowers and Guarantors shall be required to pay (contingent or otherwise) pursuant to all such severance obligations and retention agreements in connection with any Business Unit Sale, together with the amount of all loans made to such employees permitted under Section 7.04(n) hereof, shall not exceed the amount the amount allowed for such obligations set forth in Section 1.28(e) of the Intercreditor Agreement to be paid from of the Net Available Proceeds from such Business Unit Sale;

(m) Indebtedness existing as of the date hereof set forth on Schedule 7.03 hereto, provided, that, (i) the Borrower obligated in respect of such Indebtedness or Guarantor (as the case may be) may only make regularly scheduled payments or mandatory prepayments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) such Borrower or Guarantor shall not, directly or indirectly, amend, modify, alter or change the terms of the agreements, documents and instruments entered into in connection therewith, except, that, such Borrower or Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, (iii) such Borrower or Guarantor shall not, directly or indirectly redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose and (iv) such Borrowers and Guarantor shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

Section 7.04 Loans, Investments, Guarantees, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or hold any cash or Cash Equivalents. or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a) guarantees by any Borrower or Guarantor of the Obligations in favor of Agent and Lenders;

(b) the endorsement of instruments for collection or deposit in the ordinary course of business;

(c) investments in cash or Cash Equivalents so long as there the Loan is outstanding and such investments are pledged and delivered to Agent upon Agent's request;

(d) the existing equity investments of each Borrower and Guarantor as of the date hereof in its respective Subsidiaries as of the date hereof;

(e) stock or obligations issued to a Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent's request, together with such stock power, assignment or endorsement by such Borrower as Agent may request;

(f) obligations or account debtors to a Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower, such promissory note shall be endorsed to the order of Agent, for itself and the ratable benefit of Lenders, by such Borrower and promptly delivered to Agent as so endorsed;

(g) loans and advances by any Borrower, Guarantor or any Subsidiary to employees of such Borrower, Guarantor or Subsidiary not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower, Guarantor or Subsidiary and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(h) the existing equity investment of WIS in WIS Brasil Boucinhas Campos Inventory Service Ltda., a Brazilian corporation based in Sao Paulo, Brazil, of which WIS owns fifty-one (51%) percent of all of the issued and outstanding shares of Capital Stock and the existing equity investment of WIS in Japan Asset Inventory Co. Ltd., a Japanese corporation, of which WIS owns twenty (20%) percent of all of the issued and outstanding shares of Capital Stock, provided, that, in no event shall any Borrower or Guarantor have any obligation or liability, direct or indirect, to make any further capital or other contributions or payments in respect of such corporations or have any obligation or liability in connection with such corporations;

(i) the Farmington Bond Guarantee by Huffy in favor of Prudential the Farmington Bondholder with respect to the obligations of the City of Farmington, Missouri evidenced by the Farmington Bonds as in effect on the date hereof, provided, that, as to such guarantee, (i) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such guarantee or any agreement, document or instrument related thereto, or (B) redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantee, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrowers and Guarantors shall furnish to Agent all notices or demands in connection with such guarantee or the Indebtedness subject to such guarantee either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(j) loans by any Borrower to any other Borrower to the extent the Indebtedness of such Borrower arising pursuant to such loans are permitted under Section 7.03(g);

(k) loans by any Guarantor or any Subsidiary of any Guarantor to any Borrower to the extent the Indebtedness of such Borrower to such Guarantor (or Subsidiary) arising pursuant to such loans is permitted under Section 7.03(h) hereof;

(l) loans by any Guarantor to any other Guarantor to the extent the Indebtedness of such Guarantor to such Borrower arising pursuant to such loans is permitted under Section 7.03(i) hereof;

(m) unsecured guarantees by any Borrower, Guarantor or any of their respective Subsidiaries of the obligations of any Borrower, Guarantor or other Subsidiary of any Borrower or Guarantor to any third party with respect to leases of real property or personal property in the ordinary course of business and such other unsecured guarantees, provided, that, (i) the aggregate amount of the liability of all Borrowers pursuant to such other unsecured guarantees shall not exceed $250,000 in the aggregate and (ii) as to all such guarantees, no Borrower shall guarantee any obligations of any Subsidiary of any Borrower or Guarantor which is not a Borrower or Guarantor;

(n) loans by any Borrower to senior management employees of such Borrower in connection with a proposed Business Unit Sale of the assets or Capital Stock of such Borrower, provided, that, (i) promptly upon Agent's request, Borrowers shall provide to Agent a copy or the original of all agreements evidencing or relating to such arrangements, including the original of any note evidencing the Indebtedness arising pursuant to such loans, and such other information with respect thereto as Agent may request, and (ii) the aggregate amount of such loans, together with the amounts which Borrowers may be required to pay (whether contingent upon a Business Unit Sale or otherwise) pursuant to the severance arrangements and retention agreements permitted under Section 7.03(l) hereof, shall not exceed the amount allowed for such obligations set forth in Section 1.28(e) of the Intercreditor Agreement to be paid for from the Net Available Proceeds from such Business Unit Sale;

(o) the existing loans, advances and guarantees by any Borrower and Guarantor outstanding as of the date hereof as set forth on Schedule 7.04 hereto; provided, that, as to such loans, advances and guarantees, (i) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) Borrowers and Guarantor shall furnish to Agent all notices or demands in connection with such loans, advances or guarantees either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

Section 7.05 Dividends and Redemptions. Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing except that (a) any Subsidiary of a Borrower may pay dividends to such Borrower; (b) any Borrower or Guarantor may pay dividends to the extent permitted in Section 7.05 below; (c) any Borrower, Guarantor or any of their respective Subsidiaries may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $250,000; and (d) Huffy may, on the date hereof, fund a dividend, in respect of common stock of Huffy which had been declared but not paid as of July, 1999, provided, that, (i) such dividend shall be funded on the date hereof and (ii) the aggregate amount of all payments in respect of such dividend shall not exceed $860,000.

Section 7.06 Transactions with Affiliates. Each Borrower shall not, and shall not permit any Guarantor or any Subsidiary to, directly or indirectly:

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, or render or obtain any services to or from, any officer, employee, shareholder, director, agent or any other Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's, Guarantor's or Subsidiary's (as the case may be) business and upon fair and reasonable terms no less favorable to such Borrower, Guarantor or Subsidiary than it would obtain in a comparable arm's length transaction with a person who is not an Affiliate; or

(b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of any Borrower or Guarantor except (i) reasonable compensation to officers, employees and directors for services rendered to such Borrower, Guarantor or Subsidiary, as the case may be, in the ordinary course of business, (ii) payments by a Borrower to any other Borrower in respect of Indebtedness arising pursuant to loans made by such Borrower or Guarantor to the extent such Indebtedness permitted under Section 7.03 hereof, (iii) payments by a Borrower or Guarantor to Huffy for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Huffy on behalf of the other Borrowers or Guarantor in the ordinary course of their respective businesses or as the same may be directly attributable to the other Borrowers or Guarantors, and (iv) payments by a Borrower in respect of severance arrangements and retention agreements with senior management employees permitted under Section 7.03 hereof in connection with a proposed Business Unit Sale upon the effectiveness of the transfer of assets to such Business Unit Sale, subject to the limitation on the amount of such payments set forth in Section 7.03 hereof.

Section 7.07 Changes in Business. Each Borrower, Guarantor and their Subsidiaries shall not engage in any business other than the businesses of such Borrower, Guarantor or Subsidiary on the date hereof and any businesses reasonably related, ancillary or complimentary to the businesses in which such Borrower, Guarantor or Subsidiary are engaged on the date hereof.

Section 7.08 Sale and Leasebacks. Each Borrower shall not, and shall not permit any Guarantor or Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby such Borrower, Guarantor or Subsidiary, as the case may be, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (except to the extent of Capitalized Lease Obligations permitted under Section 7.03 hereof).

Section 7.09 Compliance with ERISA.

(a) Each Borrower shall not, and shall not permit any Guarantor or Subsidiary to, with respect to any "employee benefit plans" maintained by any Borrower or Guarantor or any of its ERISA Affiliates: (i) terminate any of such employee pension plans so as to incur any liability to the PBGC established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject any Borrower, Guarantor or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under ERISA, the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event (except as disclosed in Schedule 5.09 hereof, but subject to the representation with respect thereto set forth in Section 5.09 hereof) or any other event or condition which presents a material risk of termination by the PBGC of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the PBGC, or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

(b) As used in this Section 7.09, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA.

Section 7.10 Additional Bank Accounts. Each Borrower and Guarantor shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the "Blocked Accounts" maintained pursuant the Congress Credit Agreement and the accounts set forth in Schedule 5.10 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Agent and subject to such conditions thereto as Agent may establish (provided that any such new or additional accounts opened with the consent of Congress shall be deemed consented to by Agent), and (b) as to any accounts used by any Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Agent.

Section 7.11 Capital Expenditures. Huffy and its Subsidiaries shall not, directly or indirectly, make any Capital Expenditures in excess of $7,500,000 in any fiscal year.

Section 7.12 End of Fiscal Years; Fiscal Quarters. Huffy shall, for financial reporting purposes, cause its, and each of its Subsidiaries' (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on or around March 31, June 30, September 30 and December 31 of each year.

ARTICLE VIII

DEFAULTS

Each of the following events shall be termed "Events of Default":

Section 8.01 Principal Default. Default shall be made in the payment of any principal of the Loan required to be made by the terms of this Agreement when and as the same shall become due and payable; or

Section 8.02 Interest Default. Default shall be made in the payment of any interest on or with respect to the Loan required to be made by the terms of this Agreement when the same shall become due and payable; or

Section 8.03 Other Defaults. Default shall be made in the payment by any Borrower or Guarantor of any other amount when and as the same shall become due and payable under the terms of this Agreement or any agreement relating to the Loan or any Borrower or Guarantor shall fail to observe, perform and comply with any agreement or covenant on the part of any Borrower or Guarantor set forth herein or in any related document and (except for Section 6.09 hereof) such default shall continue for five (5) consecutive calendar days; in the case of Section 6.09 hereof, a default shall occur at the end of the tenth (10th) Business Day after the due date of the first financing statements required to be delivered under Section 6.06(a) hereof with respect to any month or quarter for which the requirements of Section 6.09 are not satisfied; or

Section 8.04 [Reserved]; or

Section 8.05 [Reserved]; or

Section 8.06 Representation and Warranty. Any representation or warranty made by any Borrower or Guarantor under this Agreement, any other Loan Document, or in any certificate, report, instrument, financial statement or other document furnished pursuant to this Agreement or any other Loan Document shall prove to have been false or incorrect in any material respect as of the date on which made and such representation or warranty shall continue to be material; or

Section 8.07 Financial Difficulties. Any of the following events evidencing the financial difficulties of any Borrower or Guarantor shall occur:

(a)  any admission in writing of inability to pay debts as they become due or the failure to pay debts generally as such debts become due; or

(b)  the entry of an order for relief in the name of any Borrower or Guarantor under Title 11, United States Code (the "Bankruptcy Code") or similar provisions of foreign law; or

(c)  any Borrower or Guarantor shall make an assignment for the benefit of creditors; or

(d)  any Borrower or Guarantor shall consent to the appointment of a trustee or receiver for all or a major part of its property; or

(e)  the commencement of a case by any Borrower or Guarantor under the Bankruptcy Code or similar provisions of foreign law; or

(f)  the commencement of a case under the Bankruptcy Code or similar provisions of foreign law against any Borrower or Guarantor, which case shall not be dismissed within 60 days from the date of commencement; or

(g)  the entry of a court order appointing a receiver or a trustee for all or a major part of any Borrower's or any Guarantor's property without consent, which order shall not be vacated, denied, set aside, or stayed within 60 calendar days from the date of entry; or

(h)  Any material asset(s) of any Borrower or Guarantor are the subject of any levy, execution, seizure, impoundment, attachment or other judicial or governmental process relating to the enforcement of any judgment or court order for the payment of money or any assets that are necessary to the operation of the business of any Borrower or Guarantor are seized, expropriated, condemned, impounded or subject to any governmental order or process that prevents the use and operation thereof by any Borrower or Guarantor or impairs the rights of any Borrower or Guarantor therein, and any one or more such events cause at any time a Material Adverse Effect.

Section 8.08 Judgments. Any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $1,000,000 in any one case or in excess of $2,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral or any other property which is security for the Obligations having a value in excess of $1,000,000; or

Section 8.09 Cross-Defaults. Any default or event of default shall have occurred and be continuing under any agreement evidencing the Congress Facility, the Lease Debt or the Pool Indebtedness and/or Congress shall have terminated or reduced its commitment under the Congress Facility and/or accelerated the indebtedness outstanding under the Congress Facility and/or the Existing Lenders shall have accelerated the maturity of the Lease Debt or the Pool Indebtedness; or

Section 8.10 Customer Loss. Any customer of the Huffy Bicycle Company Division of Huffy, Royce Union and American Sports (taken as a whole), the Huffy Sports Company Division of Huffy, Huffy Service First or WIS which accounts for more than ten (10%) percent or more of the revenues of the Huffy Bicycle Company Division of Huffy, Royce Union and American Sports (taken as a whole), the Huffy Sports Company Division of Huffy, Huffy Service First or WIS, as the case may be, as set forth in the Projections shall terminate its arrangements with such Borrower or shall cease purchasing inventory or obtaining services from such Borrower or indicate its intention to cease purchasing Inventory or obtaining services from such Borrower or shall terminate or cancel all or any substantial portion of its orders or contracts and ten (10) Business Days shall have passed after such event; or

Section 8.11 Restraint on Business. Any court or administrative or regulatory agency shall have issued an injunction or order that materially restricts or enjoins any Borrower or Guarantor from conducting any material part of its business as now conducted and that has or would cause a Material Adverse Effect.

Section 8.12 Material Adverse Effect. There shall be an act, condition or event which has a Material Adverse Effect after the date hereof; or

Section 8.13 Change of Control. Any Change of Control shall occur.

ARTICLE IX

RIGHTS AND REMEDIES UPON EVENT OF DEFAULT

Subject to the terms of the Intercreditor Agreement, if there shall occur any Event of Default set forth in Article VIII above, the Required Lenders may direct Agent, by written notice to Borrowers, to declare the unpaid principal of and accrued interest on all Obligations to be immediately due and payable, whereupon the Obligations shall become due and payable. If there shall occur any Event of Default set forth in Sections 8.07(a), (e) or (f) above, all Obligations shall automatically become and be immediately due and payable, without notice, presentment, or demand of any kind, all of which are hereby expressly waived by Borrowers. Notwithstanding anything in the foregoing to the contrary, Agent and Lenders will not seek a cognovit judgment any earlier than ten (10) days after notice of acceleration is given by Agent to Borrower under this paragraph.

Subject to the terms of the Intercreditor Agreement, upon the occurrence of any Event of Default and after notice of acceleration is given by Agent to Borrower under the preceding paragraph, and at all times thereafter, the Agent, on behalf of the Lenders, shall have the rights and remedies of a secured party under the UCC in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, the Collateral Security Documents or in any other writing executed by Borrowers or the Guarantors. Agent and/or the Lenders may require Borrowers and the Guarantors to assemble the Collateral and make it available to Agent at a reasonably convenient place to be designated by Agent. Agent will give Borrowers and the Guarantors commercially reasonable notice under the UCC of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed (deposited for delivery, postage prepaid, by U.S. mail) to Borrowers' address for notices in Section 12.10 hereof (as modified by any change therein which Borrowers have supplied in writing to Agent), at least ten (10) days before the time of the public sale or the time after which any private sale or other intended disposition thereof is to be made. At any such public or private sale, Lenders may purchase the Collateral. After deduction for Related Expenses, the residue of any such sale or other disposition shall be applied in satisfaction of the Obligations in such order of preference as Agent or the Lenders may determine. Any excess, to the extent permitted by law, shall be paid to Borrowers and the Guarantors, and Borrowers and the Guarantors shall remain liable for any deficiency.

The rights and remedies of Agent and/or the Lenders provided herein and in the other Loan Documents shall be cumulative and not exclusive and Agent and/or the Lenders shall have the right to exercise any one or more of such remedies and/or such other rights and remedies as may be available to Agent and/or the Lenders at law or in equity at any time and from time to time without prejudice to the rights of Agent and/or the Lenders to exercise any other rights and/or remedies at any time.

ARTICLE X

Agent

Section 10.01 Appointment and Authorization. Each Lender hereby appoints KeyBank its Agent and authorizes Agent to act and to exercise such powers as are herein provided, together with such powers as are reasonably incidental thereto, and to do such other acts and things as Agent shall, in its sole discretion, deem to be necessary or desirable in connection therewith. Neither Agent nor any of its directors, officers, agents, or employees shall have responsibility or liability for the validity or sufficiency of the Loan Documents for the condition, financial or otherwise, of Borrowers and the Guarantors, for the accuracy of any representations or warranties contained in the Loan Documents or made pursuant thereto, or for any act or omission or any resulting loss or damage unless such act or omission was the result of Agent's gross negligence or willful misconduct.

10.02 Lenders' Independent Investigation. Each Lender by its signature to this Agreement acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of Borrowers and the Guarantors or with respect to the statements contained in any information or memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition, and affairs of Borrowers and the Guarantors and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the granting of the Loan pursuant to this Agreement or at any time or times thereafter.

10.03 Documents. While acting hereunder, Agent shall be protected in acting upon, and shall have no liability with respect to, any application, certificate, resolution, notice, opinion, request, consent, or other paper or document or instrument whatsoever believed by it to be genuine and to have been signed or sent by the proper party or parties, and Agent may rely upon statements contained therein without the necessity of any further inquiry or investigation, and shall not be required to inquire concerning performance by Borrowers or the Guarantors of its obligations hereunder and under the Loan Documents or to enforce such performance.

10.04 Consultation with Counsel. Agent may seek advice of counsel and shall be fully protected with respect to any action taken or omitted in good faith by it in accordance with such advice of counsel, other than for acts or omissions constituting gross negligence or willful misconduct.

10.05 Agent and Affiliates. With respect to the Loan to Borrowers pursuant to this Agreement, Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not Agent. Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrowers and the Guarantors.

10.06 Knowledge of Default. It is expressly understood and agreed that Agent is entitled to assume with respect to the Loan Documents that no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing, unless Agent has actual knowledge of such fact or has been notified by a Lender that such Lender considers that an Event of Default or such event has occurred and is continuing and specifying the nature thereof.

10.07 Action by Agent. So long as Agent is entitled, pursuant to Subsection 10.06 above, to assume that no Event of Default or Possible Default has occurred and is continuing, Agent is entitled to use its reasonable discretion with respect to exercising or refraining from exercising any right which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take pursuant to this Agreement.

10.08 Notices. Whenever Agent receives any notice required of any Borrower or Guarantor pursuant to the Loan Documents, Agent will promptly notify each Lender thereof.

10.09 Notice of Event of Default. In the event that Agent acquires actual knowledge of any Event of Default or Possible Default, Agent will promptly notify the Lenders and will take such action and assert such rights under this Agreement as the Required Lenders direct. Pending receipt of instructions from the Lenders, Agent may take such actions and assert such rights as it deems to be advisable, in its discretion, for the protection of the Lenders.

10.10 Agent's Expenses. Each Lender agrees to pay to Agent its share, calculated according to its respective percentage of the total Loan outstanding under the Loan Documents, of any and all out-of-pocket expenses, costs or liabilities, including, without limitation, fees and expenses of counsel, incurred by Agent in connection with or arising out of Agreement, the Loan Documents, or any other matters hereby contemplated, if the same are not paid by Borrowers unless such expenses, costs, or liabilities are the result of Agent's gross negligence or willful misconduct.

10.11 Indemnification. Each Lender agrees to indemnify Agent (to the extent not reimbursed by Borrowers), according to its respective percentage of the total Loan outstanding under the Loan Documents, from and against any and all liabilities, obligations, losses (excluding loan losses as a participating Lender hereunder), damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent (in its capacity as Agent under this Agreement) in any way relating to or arising out of this Agreement or any action taken or omitted by Agent with respect to this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from Agent's gross negligence or willful misconduct.

10.12 Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement, and no action taken by Agent or the Lenders pursuant hereto, shall be deemed to constitute the Lenders a partnership, association, joint venture, or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement, but no Lender shall have or acquire any additional obligation of any kind by reason of such default.

10.13 Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving written notice thereof to the Lenders and to Borrowers, and Agent may be removed at any time, with cause, by the Required Lenders. Upon any such resignation or removal, the Lenders (other than the retiring Agent) shall have the right to appoint among the Lenders a successor Agent. However, if no successor Agent shall have been so appointed within 30 days after the retiring Agent's giving of notice of resignation or the removal of such retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender or any other commercial bank organized under the laws of the United States of America or any state thereof having a combined capital and surplus of at least $100,000,000.00. Upon the acceptance of any such appointment hereunder, any such successor Agent shall thereupon succeed to become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. Notwithstanding any retiring Agent's resignation or removal hereunder, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent.

ARTICLE XI

WAIVERS AND AMENDMENTS

Any of the acts which Borrowers are required or prohibited from doing by any of the provisions of this Agreement may, notwithstanding such provisions, be omitted or done, as the case may be, any Event of Default may be waived, and any provision of the Loan Documents may be amended or modified, only if the Agent, at the instruction of the Required Banks, has agreed or consented thereto in writing, except no waiver, amendment, modification or other alteration with regard to the amount of or time for payment of any amount payable by Borrowers under the Loan Documents, any Event of Default under Section 8.01 or 8.02 hereof, the interest rate(s) on the Loan, the provisions of Section 12.04, or the provisions of this Article XI shall be effective, and the Agent shall not release any material portion of the Collateral or any other property which is security for the Obligations, without the written agreement or consent of all of the Lenders. No provision of Article X of this Agreement may be amended or modified without the written agreement or consent of the Agent.

ARTICLE XII

GENERAL

MISCELLANEOUS

Section 12.01 Payment of Taxes and Expenses. If any Taxes shall be payable, or ruled to be payable, to any state, province or Federal authority, with respect to the execution and delivery of this Agreement, the Notes or other Loan Document by reason of any existing or hereafter enacted Federal or state statutes, Borrowers will pay all such Taxes, including interest and penalties thereon, excluding taxes on income if any, and will indemnify and hold Lenders harmless against any liability in connection therewith. Borrowers will also reimburse Agent and Lenders for any out-of-pocket expenses incurred by any or all of them in connection with the preparation, review, closing, administration, interpretation or enforcement of this Agreement and the other documents executed in connection herewith, and the transactions contemplated thereby, including, without limitation, all reasonable fees and disbursements incurred by Thompson, Hine & Flory LLP for their services to Agent, as well as the fees and disbursements of counsel for each of the Lenders for its services to such Lender, in connection therewith and any field audit charges of Agent and Lenders. Borrowers shall at all times protect, indemnify, defend and save harmless Agent, Lenders, their officers, directors, employees and agents from and against any and all claims, actions, suits and other legal proceedings and liabilities, damages, costs, interest, charges, counsel fees and other expenses and penalties which the Lenders and/or Agent may, at any time, sustain or incur by reason of or in consequence of or arising out of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby (including, without limitation, in respect of any claim for brokerage or other fees or commissions relating to the transactions provided for in this Agreement) or any use of the Loan, except by reason of the gross negligence or willful misconduct of the Lenders and/or Agent. The obligations imposed upon Borrowers by this Section 12.01 shall survive the payment of the Loan and the Notes for a period of three years.

Section 12.02 Survival of Representations and Warranties. All representations and warranties contained herein and in the other Loan Documents shall survive the execution and delivery of this Agreement, any investigation at any time made by the Lenders, and the execution and delivery of the Notes and shall continue in full force and effect so long as the Notes are outstanding and unpaid.

Section 12.03 Entire Agreement; Amendment. This Agreement, including all exhibits hereto, embodies the entire agreement and understanding between Borrowers, Agent and the Lenders and supersedes all other prior agreements and understandings relating to the subject matter hereof. Borrowers, Agent and the Lenders may enter into further and additional written agreements to amend or supplement this Agreement and the terms and provisions of such further and additional written agreements shall be deemed a part of this Agreement as though incorporated herein. Except as provided herein, the Lenders have no obligation to make the Loan to Borrowers. Borrowers hereby agree that they shall have no rights of any kind in respect of any agreements, documents or instrument governing matters between or among the Lenders and any other bank or other financial institution.

Section 12.04 Parties in Interest. All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not and, in particular, shall inure to the benefit of and be enforceable by any holder of the Notes. Borrowers shall not assign their respective rights under this Agreement without the prior written consent of the Lenders. The Lenders, without the prior written consent of Borrowers, may assign, or sell participations in the Loan and their respective related commitments and rights under this Agreement and the other Loan Documents.

Section 12.05 Set-off Provisions. As security for the due payment and performance of all the Obligations, Borrowers hereby grant to the Lenders a lien on and security interest in any and all deposits or other sums at any time credited by or due from the Lenders to Borrowers, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of Borrowers, and the proceeds thereof, now or hereinafter held or received by or in transit to the Lenders from or for Borrowers, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence and during the continuance of any Event of Default be set-off, appropriated and applied by the Lenders against any of the Obligations, whether or not any of such Obligations is then due or is secured by any collateral, or, if it is so secured, whether or not the collateral held by the Lenders is considered to be adequate. In the event any Lender realizes any amount of money or property as a result of exercising the rights provided for in this Section 12.05, such money or property shall be treated as proceeds of Collateral and shall be shared with the other Lender or Lenders in the same proportions as proceeds of Collateral held by Agent are distributed between or among the Lenders and any Lender receiving any such money or property shall promptly pay over to the other Lender or Lenders such amount of money or grant such interest(s) in such property as shall be necessary to give effect to the foregoing.

Section 12.06 Headings. Article and Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

Section 12.07 Consent to Jurisdiction. Borrowers agree that any action or proceeding to enforce or arising out of this Agreement, the Notes or any of the other Loan Documents may be commenced in the Court of Common Pleas for either Cuyahoga County, Ohio or in the District Court of the United States for the Northern District of Ohio, and Borrowers waive personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction over Borrowers if served to Borrowers at Borrowers' address for notice set forth in Section 12.10 hereof or as otherwise provided by the laws of the State of Ohio or the United States.

Section 12.08 Severability of Provisions. If any provision, term, or portion, of this Agreement (including, without limitation, (a) any indebtedness, obligation, liability, contract, agreement, indenture, warranty, covenant, guaranty, representation, or condition of this Agreement made, assumed, or entered into, (b) any act of action taken under this Agreement, or (c) any application of this Agreement) is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other such provision, term, or portion of this Agreement, each of which shall be construed and enforced as if such illegal or invalid provision, term, or portion were not contained in this Agreement. Any illegality or invalidity of any application of this Agreement shall not affect any legal and valid application of this Agreement, and each provision, term, and portion of this Agreement shall be deemed to be effective, operative, made, entered into, or taken in the manner and to the full extent permitted by law.

Section 12.09 Waiver of Counterclaims. Each and every right granted to Agent and/or the Lenders hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Agent or the Lenders or any holder of the Notes to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of Borrowers' indebtedness, liabilities and obligations under the Notes and this Agreement shall be without regard to any counterclaim or right of offset which is not compulsory which Borrowers may have against the Lenders and/or Agent and without regard to any other obligation of any nature whatsoever which the Lenders and or Agent may have to Borrowers, and no such counterclaim or offset shall be asserted by Borrowers in any action, suit or proceeding instituted by the Lenders and/or Agent for payment or performance of Borrowers' indebtedness, liabilities or obligations under the Notes or this Agreement.

Section 12.10 Notices. Any notice to or demand upon Borrowers shall be deemed to have been sufficiently given or served for all purposes hereof one day after being sent by overnight express courier or three days after being mailed, certified mail, return receipt requested, addressed to Borrowers, the Guarantors or any of them at 225 Byers Road, Miamisburg, Ohio 45342, Attention: Chief Executive Officer or to such other address as may be furnished in writing to the Agent and the Lender for such purpose by Borrowers. Any notice to or demand upon the Agent or the Lenders shall be deemed to have been sufficiently given or served for all purposes hereof one day after being sent by overnight express courier or three days after being mailed, certified mail, return receipt requested, addressed to the Agent and KeyBank at 127 Public Square, Mail Code: OH-01-27-0504, Cleveland, Ohio 44114-1306, Attention: Arthur E. Cutler, Vice President; to Bank One at 100 East Broad Street, 12th Floor, Columbus, Ohio 43271-0145, Attention: Ralph Parker, Vice President; to Bank of America at 335 Madison Avenue, New York, New York 10017, Attention: Peter Wheelock; to Fifth Third at One Dayton Centre, 110 North Main Street, Dayton, Ohio 45402, Attention: Daniel H. Turben, Vice President; to National City Bank at 6 North Main Street, Dayton, Ohio 45412-2200, Attention: Neal Ratliff, Vice President and Group Manager; to Prudential at 100 Mulberry Street, Newark, New Jersey 07102, Attention: Gwen Foster; or, in any such case, to such other addresses as may be furnished in writing to Borrowers for such purpose by the Agent or the Lenders, as the case may be. Borrowers agrees that the Agent and the Lenders may rely and act upon, without any investigation or inquiry as to the authority or power to give, or accuracy or reasonableness of, and Borrowers will be unconditionally and irrevocably bound and obligated by, any instructions, notice, request, report or other communications given by Borrowers to the Agent.

Section 12.11 Governing Law. This Agreement, the Notes and each other Loan Document are and will be contracts made under the laws of the State of Ohio and together with the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and governed by Ohio law, without giving effect to the principles of conflicts of law in effect under Ohio law.

Section 12.12 Release. Borrowers hereby release and discharge Agent, the Lenders, Asset Holdings Company VI, LLC, Selco Service Corporation and Bank One, Michigan, N.A. and their respective shareholders, officers, directors, employees, agents, successors and assigns (collectively, the "Financial Institutions") from all claims, damages, obligations, liabilities, demands, indebtedness, actions and causes of action (collectively, "Claims") which Borrowers ever had, now has or may have in the future, individually or jointly, against the Financial Institutions, whether presently known or unknown, arising from or related in any way, directly or indirectly, to the relationship of Borrowers (or any of them) and the Financial Institutions under the Unsecured Revolving Credit Agreement or under any other lending or banking relationship or agreement, from the inception of any such lending or banking relationship or agreement to the date of this Agreement, including without limitation, Claims arising from or related to the administration of the Unsecured Revolving Credit Agreement or any other lending or banking relationship or agreement and the decisions of the Financial Institutions to advance or refuse to advance funds under the Unsecured Revolving Credit Agreement or under any other lending or banking relationship or agreement.

Section 12.13 Joint and Several Liability. THE REPRESENTATIONS, WARRANTIES, COVENANTS, OBLIGATIONS AND INDEMNITIES OF BORROWERS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE JOINT AND SEVERAL.

Section 12.14 Confidentiality. Agent and the Lenders shall be bound by the confidentiality agreements entered into with the Borrowers prior to the date hereof.

ARTICLE XIII

JURY TRIAL WAIVER

BORROWERS, AGENT AND LENDERS EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDERS AND BORROWERS (OR ANY OF THEM) ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THIS AGREEMENT, ANY RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE LOAN DOCUMENTS OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY LENDERS' ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT BETWEEN LENDERS, AGENT AND BORROWERS.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

BORROWERS:

HUFFY CORPORATION

By: /s/Robert W. Lafferty

Title: Chief Financial Officer

ROYCE UNION BICYCLE COMPANY

By: /s/Timothy G. Howard

Title: Vice President

HUFFY SERVICE FIRST, INC.

By: /s/Timothy G. Howard

Title: Vice President

AMERICAN SPORTS DESIGN COMPANY

By: /s/Timothy G. Howard

Title: Vice President

WASHINGTON INVENTORY SERVICE

By: /s/Timothy G. Howard

Title: Vice President

LENDERS:

KEYBANK NATIONAL ASSOCIATION

By: /s/Arthur E. Cutler

Title: Vice President

BANK ONE, N.A.

By: /s/J. Ralph Parker

Title: Vice President

BANK OF AMERICA, N.A.

By: /s/H.G. Wheelock

Title: Managing Director

FIFTH THIRD BANK, WESTERN OHIO

By: /s/Dan Turben

Title: Vice President

NATIONAL CITY BANK

By: /s/Neal R. Ratliff

Title: Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/Gwendolyn S. Foster

Title: Vice President

AGENT:

KEYBANK NATIONAL ASSOCIATION

By: /s/Arthur E. Cutler

Title: Vice President

INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Note
Schedule 5.01	Subsidiaries
Schedule 5.02	Material Adverse Changes
Schedule 5.03	List of Locations
Schedule 5.04	Existing Liens
Schedule 5.05	Tax Audit Issues
Schedule 5.06	Pending Litigation
Schedule 5.07	Compliance
Schedule 5.08	Environmental Matters
Schedule 5.09	ERISA Matters
Schedule 5.10	List of Bank Accounts
Schedule 5.11	Intellectual Property
Schedule 5.12	Projections
Schedule 5.16	Labor Disputes
Schedule 5.17	Corporate Name; Prior Transactions
Schedule 6.09	Minimum EBITDA
Schedule 7.03	Existing Indebtedness
Schedule 7.04	Loans, Investments, Guarantees